Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

BY AND AMONG

ECHO GLOBAL LOGISTICS, INC.,

COMMAND TRANSPORTATION, LLC,

THE MEMBERS OF COMMAND TRANSPORTATION, LLC,

PAUL LOEB, AS SELLERS’ REPRESENTATIVE,

AND

PAUL LOEB, IN HIS INDIVIDUAL CAPACITY,

concerning the sale of membership units of

COMMAND TRANSPORTATION, LLC

dated as of April 20, 2015

Exhibits and Schedules

Exhibit A — Consent, Release and Sellers’ Representative Agreement

Exhibit B — Guaranty

Exhibit C — Restricted Stock Agreement

Exhibit D — Indemnity Escrow Agreement

Exhibit E — Lease Amendment

Exhibit F — Lock-Up Agreement

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 20, 2015, by and among Echo Global Logistics, Inc. (the “Buyer”), Command Transportation, LLC (the “Company”), each of the members of the Company listed on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), Paul Loeb, as the representative of the Sellers (the “Sellers’ Representative”), and Paul Loeb, in his individual capacity.  Capitalized terms shall have the meanings set forth herein.

WHEREAS, the Sellers own all of the issued and outstanding units of membership interest of the Company (the “Units”);

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Units in exchange for the consideration set forth herein, upon the terms and conditions set forth in this Agreement;

WHEREAS, as a condition to, and in connection with the execution of this Agreement, the Sellers have entered into a Consent, Release and Sellers’ Representative Agreement (the “Representative Agreement”) with the Sellers’ Representative in the form attached hereto as Exhibit A;

WHEREAS, as a condition to, and in connection with the execution of this Agreement, Paul Loeb has entered into a guaranty of the obligations of the Jodi Sue Loeb Family Trust u/a/d October 28, 1999 under this Agreement (the “Guaranty”) in the form attached hereto as Exhibit B.

WHEREAS, as part of the Purchase Price, the Buyer will allocate the Retention Pool Amount to the Retention Employees upon the terms and subject to the conditions set forth herein and in the form of Restricted Stock Agreement attached hereto as Exhibit C;

WHEREAS, as a condition to, and in connection with the execution of this Agreement, each of John Cameli and Daniel Zamost has executed and delivered an Employment Agreement with the Buyer to become effective upon the Closing; and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations and warranties and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

Defined Terms.  The following terms shall have the following meanings:

“Acquisition Transaction” means any merger, consolidation, or other business combination involving the Company or the acquisition of all or any amount of the assets or the capital stock of the Company other than as permitted or contemplated by this Agreement.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided that “Adverse Consequences” do not include punitive damages nor any other damages other than those that directly and naturally arise from the underlying breach or are the reasonably foreseeable results of a breach, except to the extent asserted against an Indemnified Party by a third party.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Agreement” has the meaning set forth in the initial paragraph of this Agreement.

“Alternative Financing” has the meaning set forth in Section 6.8(a)(ii).

“Ancillary Documents” means the other documents, agreements, certificates and instruments to be executed, delivered and performed by the Parties in connection with the transactions contemplated by this Agreement.

“Antitrust Division” has the meaning set forth in Section 6.2(a).

“Audited Financial Statements” has the meaning set forth in Section 3.6(a)(i).

“Business Day” means any day other than a Saturday, Sunday, or other day on which banking institutions in the State of Illinois are authorized by law to close.

“Buyer” has the meaning set forth in the initial paragraph of this Agreement.

“Buyer Common Stock Consideration” has the meaning set forth in Section 2.3(b).

“Buyer Fundamental Representations” has the meaning set forth in Section 9.7(b).

“Buyer Indemnified Parties” means the Buyer and its Affiliates (including the Company following the Closing) and their respective officers, directors, managers, stockholders, members, partners, employees, agents, Affiliates, attorneys and representatives.

“Buyer SEC Reports” has the meaning set forth in Section 5.3(a).

“Buyer’s Accountants” means Ernst & Young LLP.

“Buyer’s Closing Cash” has the meaning set forth in Section 2.6(b).

“Buyer’s Closing Net Working Capital” has the meaning set forth in Section 2.6(b).

“Buyer Common Stock” means common stock, par value $0.0001, of the Buyer.

“Cash Shortfall Amount” means the absolute amount by which the Final Closing Cash is less than the Estimated Closing Cash.

“Cash Surplus Amount” means the absolute amount by which the Final Closing Cash is greater than the Estimated Closing Cash.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Cash” means the cash and cash equivalents of the Company as of the close of business on the day immediately preceding to the Closing Date.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Date Indebtedness Statement” means a statement prepared by the Company and delivered to the Buyer setting forth the detailed individual amounts that would be the Company Indebtedness were the Closing Date to be the date of such statement, which statement will be accompanied by a pay-off letter from each applicable third party creditor whose amounts will be included in such Company Indebtedness, and the Company’s good faith estimate of anticipated borrowings and repayments through the Closing Date.

“Closing Date Transaction Expenses Statement” means a statement prepared by the Company and delivered to the Buyer setting forth the detailed individual amounts that would be the Sellers’ Transaction Expenses were the Closing Date to be the date of such statement, which statement will be accompanied by an invoice from each applicable third party whose amounts will be included in such Sellers’ Transaction Expenses.

“Closing Net Working Capital” means as of the close of business on the day immediately preceding the Closing Date the total current assets of the Company (excluding Closing Cash) minus the total current liabilities of the Company (excluding Company Indebtedness and Sellers’ Transaction Expenses).  For the avoidance of doubt, “Estimated Closing Net Working Capital” and “Closing Net Working Capital” shall be calculated in accordance with GAAP in the same manner, using the same accounting principles, methods, practices and categories as set forth on Section 2.6(a)(i) of the Disclosure Schedule.  Closing Net Working Capital shall be determined without regard to income Tax assets and liabilities.

“Closing Statement” has the meaning set forth in Section 2.6(b).

“Closing Statement Dispute Notice” has the meaning set forth in Section 2.6(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Accountants” means Crowe Horwath LLP.

“Company Employees” has the meaning set forth in Section 3.15(a).

“Company Fundamental Representations” has the meaning set forth in Section 9.7(a).

“Company Indebtedness” means, without duplication, (A) all indebtedness of the Company for borrowed money, whether current or funded, secured or unsecured, including under lines of credit or other credit facilities of the Company or evidenced by notes, bonds, debentures or other debt securities, (B) any cash overdrafts or similar obligations, (C) the deferred purchase price of property or services with respect to which the Company is liable as obligor (including credit card balances), (D) any notes payable to any of Company’s members, vendors, clients or third parties, (E) all interest owed with respect to the indebtedness described in the preceding clauses (A) through (D) and any prepayment penalties or fees or similar breakage costs or other fees and costs required to be paid in order for such indebtedness to be satisfied and discharged in full as of the Closing Date, (F) any contingent consideration payment obligations of the Company to sellers of acquired companies, (G) capital lease obligations, (H) any unpaid income Taxes for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) and (I) indebtedness of the types described in clauses (A) through (H) guaranteed, directly or indirectly, in any manner by the Company through an agreement, contingent or otherwise.

“Company Plans” has the meaning set forth in Section 3.16(a).

“Company Unit Ownership Percentage” for each Seller means such Seller’s ownership percentage of the total issued and outstanding Units as set forth on Section 1.1 of the Disclosure Schedule.

“Competing Business” has the meaning set forth in Section 7.2(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Buyer and the Seller, dated September 30, 2014.

“Contract” means any written contract, agreement, or lease and any oral agreement, including any amendments, modifications or supplements thereto.

“Debt Commitment” has the meaning set forth in Section 5.4.

“Debt Financing” has the meaning set forth in Section 5.4.

“Debt Financing Sources” has the meaning set forth in Section 12.8(c).

“Defense Counsel” has the meaning set forth in Section 9.3(a).

“Defense Notice” has the meaning set forth in Section 9.3(a).

“Direct Claim” has the meaning set forth in Section 9.4.

“Disclosure Schedule” means the disclosure schedule accompanying this Agreement.

“Employee Benefit Plan” means all employee benefit plans of the Sellers or their ERISA Affiliates, including all plans, agreements, arrangements or policies, whether or not subject to ERISA, relating to employment, sick pay, retirement or leave (other than those which are required to be maintained to satisfy requirements of Law), vacation pay or severance pay (other than those which are required to be maintained to satisfy requirements of Law), deferred or incentive compensation, pension, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements (other than those which are required to be maintained to satisfy requirements of Law), health benefits (other than those which are required to be maintained to satisfy requirements of Law), disability benefits, insurance benefits and all other employee benefits or fringe benefits (other than those which are required to be maintained to satisfy requirements of Law) under which the Sellers or their ERISA Affiliates have any liability, including secondary and contingent liability.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Employment Agreements” means those certain employment agreements between the Buyer and each of John Cameli and Daniel Zamost entered into on or prior to the date hereof.

“Enforceability Exceptions” means the exceptions or limitations to the enforceability of contracts or agreements under bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Environmental Laws” means any Laws pertaining to the protection of the environment, public health and safety, occupational health and safety or worker health and safety, natural resources or any other environmental matter, including the following laws as amended and as in effect as of the Closing Date: (A) Clean Air Act (42 U.S.C. Section 7401, et seq.); (B) Clean Water Act (33 U.S.C. Section 1251, et seq.); (C) Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); (D) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); (E) Safe Drinking Water Act (42 U.S.C. 300f, et seq.); (F) the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.); (G) Federal Insecticide, Fungicide and Rodenticide Act (14 U.S.C. Section 136 et seq.); (H) Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.); and (I) Endangered Species Act (15 U.S.C. Section 1531, et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Estimated Closing Cash” has the meaning set forth in Section 2.6(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.6(a).

“Extension Period” has the meaning set forth in Section 6.8(a)(iii).

“Final Closing Cash” has the meaning set forth in Section 2.6(d).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.6(d).

“Final Shortfall” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Shortfall Amount, if any, and (ii) the Cash Shortfall Amount, if any, exceeds (b) the sum of (i) the Net Working Capital Surplus Amount, if any, and (ii) the Cash Surplus Amount, if any.

“Final Surplus” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Surplus Amount, if any, and (ii) the Cash Surplus Amount, if any, exceeds (b) the sum of (i) the Net Working Capital Shortfall Amount, if any, and (ii) the Cash Shortfall Amount, if any.

“Financial Statements” has the meaning set forth in Section 3.6(a)(ii).

“Financing Termination” means a termination of this Agreement by Sellers’ Representative pursuant to Section 11.1(a)(ii) as a result of the Buyer’s failure to consummate the Closing, if such failure is solely a result of the Buyer’s failure to close on its Debt Financing through no fault of the Buyer.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, or (c) a “passive foreign investment corporation” within the meaning of Code Section 1297.

“Flow-Through Returns” has the meaning set forth in Section 10.4(a).

“FTC” has the meaning set forth in Section 6.2(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any federal, state, municipal, local, or other governmental authority or administrative agency, domestic or foreign.

“Guaranty” has the meaning set forth in the recitals to this Agreement.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any material, substance, waste or compound regulated, characterized or otherwise classified under Environmental Laws as hazardous, toxic, a pollutant, a contaminant or words of similar meaning or effect, including petroleum, or any refined product, byproduct, fraction or derivative thereof, asbestos, or polychlorinated biphenyls.

“Holdback Amount” has the meaning set forth in Section 2.3(h).

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnified Taxes” means any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally,

pursuant to any Contract entered into (or assumed) by the Company on or prior to the Closing Date, in connection with filing a Tax Return, as a result of an assessment or adjustment by any Governmental Entity, by means of withholding, or for any other reason and whether disputed or not):

(i)                                     all Taxes of any Seller;

(ii)                                  all Taxes of the Company (other than Transfer Taxes (which are governed by clause (v) below)) for any Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date);

(iii)                               all Taxes that the Company is liable for (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date; and

(iv)                              any Seller’s allocable share of any Transfer Taxes as determined under Section 10.3.

Indemnified Taxes shall exclude (i) Taxes to the extent accrued as a liability in the computation of Final Closing Net Working Capital (or if the Tax is due prior to the determination of Final Closing Net Working Capital, to the extent accrued as a liability in the Estimated Closing Net Working Capital); (ii) Taxes included in the computation of Sellers’ Transaction Expenses under Section 2.3(a)(iv); and (iii) Taxes included in the computation of Company Indebtedness under Section 2.3(a)(iii).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Indemnity Cap Amount” means $42,000,000.

“Indemnity Escrow Agent” means J.P. Morgan Escrow Services.

“Indemnity Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit D entered into as of the Closing Date by and among the Buyer, the Sellers’ Representative and the Indemnity Escrow Agent.

“Indemnity Escrow Amount” means $25,200,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount together with any investment proceeds thereon.

“Intellectual Property” means all of the following:  (i) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, industrial design registrations and applications, invention disclosures, and other rights of invention, worldwide, including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent, worldwide; (ii) trademarks, service marks, trade names, trade dress, logos, Internet domain name registrations, social media accounts, corporate names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (iii) copyrightable works, including software and databases, copyrights, website content, and other rights of authorship, and any applications, registrations and renewals in connection therewith and all moral rights associated therewith, worldwide; (iv) trade secrets and any other confidential business and technical information, including user information, customer and supplier lists and related information, pricing and cost information, business and marketing plans, advertising statistics, any other financial, marketing and business data, formulations, compositions, production and labeling processes and techniques, research and development information, technical data, specifications, schematics and know-how; (v) to the extent not covered by clauses (i) through (iv), software and websites (including all related computer code and content); (vi) creative materials, advertising, marketing and promotional materials, studies, reports, data (including marketing and industry data), and other printed and written materials; (vii) rights to exclude others from appropriating any of such Intellectual Property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (viii) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Paul Loeb, Daniel Zamost, John Cameli and Brian Rudich, and (b) with respect to the Buyer, the actual knowledge of Douglas R. Waggoner, David B. Menzel and Kyle Sauers.

“Latest Balance Sheet” has the meaning set forth in Section 3.6(b)(v).

“Laws” means all laws, statutes, regulations, codes, ordinances, rules, orders, writs, injunctions, decrees and rulings of, adopted, promulgated or handed down by, any Governmental Entity, including any judgment, writ, order, injunction, award, decree or similar act of any court, judge, justice, magistrate or similar Governmental Entity.

“Lease” has the meaning set forth in Section 3.9(b).

“Lease Amendment” means that certain lease amendment by and between the Company and Hoosier Daddy, LLC for the Company’s premises located at 7500 Frontage Road and 5351 Birchwood Avenue in Skokie, Illinois, in substantially the form attached hereto as Exhibit E.

“Leased Real Property” has the meaning set forth in the definition of Real Property.

“Licenses” means the licenses, permits, registrations, approvals, certificates, identification numbers and authorizations granted by or pending before any Governmental Entity which are required by law to operate the Company.

“Lock-Up Agreement” has the meaning set forth in Section 7.5(a).

“Material Adverse Effect” means any change, effect, event, result, occurrence, fact, circumstance or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company taken as a whole, but excluding any change, effect, event, result, occurrence, fact, circumstance or development resulting or arising from:

(i)                                     any change, after the date hereof, in GAAP or applicable Law or the application or interpretation thereof;

(ii)                                  any change in general economic conditions in the industries or markets in which the Company operates or affecting the United States or foreign economies in general;

(iii)                               any change that is generally applicable to the industries or markets in which the Company operates;

(iv)                              acts of war (whether declared or not declared) or terrorism, or the escalation thereof;

(v)                                 hurricane, earthquakes, tornados, floods or other natural disasters;

(vi)                              any change in legal, regulatory, financial or securities market conditions;

(vii)                           the negotiation, execution or amendment of this Agreement, the undertaking and performance or observance of the obligation contemplated by this Agreement or necessary to consummate the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, consumers, partners or employees; or

(viii)                        seasonal fluctuations in the business of the Company in the Ordinary Course of Business;

provided that any change, effect, event, result, occurrence, fact, circumstance or development set forth in the foregoing clauses (i) through (vi) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such change, effect, event, result, occurrence, fact, circumstance or development has a disproportionate adverse effect on the Company, taken as a whole, relative to other Persons in the industries or markets in which the Company operates.

“Material Contracts” has the meaning set forth in Section 3.11(u).

“Monthly Financial Statements” has the meaning set forth in Section 3.6(a)(ii).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Necessary Consents” has the meaning set forth in Section 3.3(c).

“Net Working Capital Shortfall Amount” means the absolute amount by which the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital.

“Net Working Capital Surplus Amount” means the absolute amount by which the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Ordinary Course Tax Provisions” has the meaning set forth in Section 3.8(l).

“Owned Real Property” has the meaning set forth in the definition of Real Property.

“Parties” means, collectively, the Buyer, the Company, the Sellers, the Sellers’ Representative, on behalf of the Sellers, or Paul Loeb, solely with respect to Sections 7.2, 7.3 and 7.4, as applicable.

“Pension Plan” means a plan subject to Sections 412 or 4971 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Permitted Liens” means (a) liens for current Taxes not yet due and payable; (b) rights of any Governmental Entity to regulate the affected property; (c) as to the Company’s leased assets, statutory interests of the lessors thereof and interests set forth in the applicable lease; (d) inchoate materialmen’s, mechanics’, workmen’s repairmen’s or other like liens arising in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered and that do not result from a breach, default or violation by the Company of any Contract or Law; (e) any Security Interests to be released at or prior to the Closing; (f) as to any parcel of Real Property, all matters of record (excluding, however, any mortgage, deed to secure debt, deed of trust, security agreement, judgment lien or statutory claim of lien or any other title exception or defect that is monetary in nature, other than those in favor of the Buyer) and any other easement, encroachment, encumbrance or other condition that does not adversely affect in any material respect, either individually or in the aggregate, the use of such Real Property as currently used by the Company in the Ordinary Course of Business or render title thereto uninsurable; (g) zoning laws and ordinances and similar governmental regulations (none of which interfere in any material respect with the operation of the business of the Company as currently conducted); (h) purchase money liens securing rental payments under capital lease arrangements previously disclosed to Buyer; and (i) vehicle leases.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 10.4(a).

“Proceedings” means any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative, investigative, appellate or eminent domain proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity (whether judicial or administrative) or any arbitrator or arbitration panel.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 10.6.

“Purchased Assets” has the meaning set forth in Section 10.6.

“Real Property” means all interests in real property, including all fixtures and improvements thereon, owned by the Company in fee simple (“Owned Real Property”) or leased by the Company (“Leased Real Property”), in each case, including easements, rights-of-way and similar authorizations.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Substance (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) into the environment.

“Representative Agreement” has the meaning set forth in the recitals to this Agreement.

“Required Consents” means the Necessary Consents marked with an asterisk in Section 3.3(c) of the Disclosure Schedule.

“Required Governmental Approvals” has the meaning set forth in Section 3.3(b).

“Required Information” has the meaning set forth in Section 6.8(b).

“Resolution Notice” has the meaning set forth in Section 2.6(d).

“Restricted Stock Agreement” has the meaning set forth in Section 7.6.

“Retention Employees” means the employees of the Company set forth in Section 2.3(c) of the Disclosure Schedule.

“Retention Pool Amount” has the meaning set forth in Section 2.3(c).

“Reverse Termination Fee” has the meaning set forth in Section 11.2(b)(i).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Financing” has the meaning set forth in Section 6.8(a)(iii).

“Security Interest” means any mortgage, deed of trust, pledge, lien, encumbrance, charge, claim, subscription, option, warrant, call, commitment, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction or other restriction of any kind under any stockholder, member or similar agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 9.7(a).

“Seller Indemnified Parties” means the Sellers and their Affiliates (other than the Company) and their respective officers, directors, managers, stockholders, members, partners, employees and agents.

“Sellers” has the meaning set forth in the initial paragraph of this Agreement.

“Sellers’ Allocation Schedule” has the meaning set forth in Section 2.3(a).

“Sellers’ Representative” has the meaning set forth in the initial paragraph of this Agreement.

“Sellers’ Representative Fund” has the meaning set forth in Section 12.10(ii).

“Sellers’ Transaction Expenses” means the expenses incurred by the Company, the Sellers’ Representative or the Sellers in connection with the transactions contemplated by this Agreement, including (a) legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses, (b) all change of control, success, severance or retention payments or similar amounts incurred or payable by the Company in connection with, as a result of or upon consummation of the transactions contemplated by this Agreement and (c) all employment Taxes with respect to any wages paid to an employee included in this definition.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock, membership interests or comparable interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or Person performing similar functions.

“S-X Business Financials” has the meaning set forth in Section 6.10(a).

“Target Closing Cash” means $5,000,000.

“Tax” means any net income, capital gains, gross income, gross receipts, net receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, unclaimed property, social security, environmental (including Code Section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Entity, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax Law or assessed or charged by any Governmental Entity, in each case, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 10.5(a).

“Tax Contest” has the meaning set forth in Section 10.5(a).

“Tax Incentive” has the meaning set forth in Section 3.8(h).

“Tax Representations” means any representation and warranty set forth in Section 3.8, and, to the extent such representations and warranties relate to Taxes, Section 3.16.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, required to be submitted (or actually submitted) to a Governmental Entity or third party, and any amendment with respect thereto.

“Termination Date” has the meaning set forth in Section 11.1(d).

“Third Party Claims” means actions, suits, claims or legal, administrative, arbitration, mediation, governmental or other proceedings, or investigations, other than any brought by a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Threshold Amount” means $2,100,000.

“Top Clients” has the meaning set forth in Section 3.19.

“Top Carriers” has the meaning set forth in Section 3.19.

“Transfer Taxes” has the meaning set forth in Section 10.3.

“Unaffiliated Firm” has the meaning set forth in Section 2.6(d).

“Unit” has the meaning set forth in the recitals hereto.

Section 1.2.                                 Other Definitional and Interpretive Matters.  Unless otherwise expressly provided herein, the following rules of interpretation shall apply to this Agreement:

(a)                                 When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(b)                                 Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c)                                  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(d)                                 Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e)                                  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f)                                   The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(g)                                  All dollar amounts are in and shall be paid in United States dollars.

ARTICLE 2

PURCHASE AND SALE OF UNITS

Section 2.1.                                 Purchase and Sale.  On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer agrees to purchase and acquire from the Sellers, and the Sellers agree to sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Security Interests, all of the issued and outstanding Units, which will constitute all of the issued and outstanding units of membership interest of the Company as of the Closing.

Section 2.2.                                 Purchase Price.  The aggregate consideration for the Units to be purchased and acquired by the Buyer hereunder shall equal the sum of (a) $369,660,000 (the “Fixed Purchase Price”), (b) plus the amount, if any, by which the Closing Cash is greater than the Target Closing Cash, or minus the amount, if any, by which the Target Closing Cash is greater than the Closing Cash, (c) plus the Closing Net Working Capital (the amount obtained pursuant to the foregoing clauses (a), (b) and (c), the “Purchase Price”).

Section 2.3.                                 Payment of Purchase Price at the Closing.

(a)                                 Net Cash Consideration.  At the Closing, the Buyer shall deliver to the Sellers’ Representative, by wire transfer of immediately available funds to an account or accounts specified by the Sellers’ Representative, an amount equal to the sum of (a) the Fixed Purchase Price, (b) plus the amount, if any, by which the Estimated Closing Cash is greater than the Target Closing Cash, or minus the amount, if any, by which the Target Closing Cash is greater than the Estimated Closing Cash, (c) plus the Estimated Closing Net Working Capital; minus

(i)                                     the Indemnity Escrow Amount; minus

(ii)                                  $15,000,000 payable pursuant to Section 2.3(b); minus

(iii)                               the Company Indebtedness as of the Closing Date; minus

(iv)                              the aggregate amount of the Sellers’ Transaction Expenses; minus

(v)                                 the Retention Pool Amount payable pursuant to Section 2.3(c); minus

(vi)                              the amount of the Sellers’ Representative Fund; minus

(vii)                           the Holdback Amount.

Such amount shall be distributed by the Sellers’ Representative to the Sellers in accordance with their respective Company Unit Ownership Percentages or as the Sellers shall otherwise agree.  The Sellers will provide the Buyer with a schedule allocating the Purchase Price among the Sellers at least three (3) days prior to the Closing Date, which allocation schedule shall be executed by all of the Sellers (the “Sellers’ Allocation Schedule”).

(b)                                 Buyer Common Stock Consideration.  At the Closing, the Buyer shall deliver to the Sellers’ Representative the number of shares of Buyer Common Stock equal to $15,000,000 divided by the volume weighted average price of the Buyer Common Stock on the NASDAQ Global Market for the twenty (20) trading days ending on the third trading day prior to the Closing Date (the “Buyer Common Stock Consideration”) for distribution to the Sellers in accordance with their respective Company Unit Ownership Percentages or as set forth on the Sellers’ Allocation Schedule.

(c)                                  Retention Pool Amount.  At the Closing, the Buyer shall deliver to the Retention Employees the number of shares of restricted Buyer Common Stock equal to $10,000,000 divided by the volume weighted average price of the Buyer Common Stock on the NASDAQ Global Market for the twenty (20) trading days ending on the third trading day prior to the Closing Date (the “Retention Pool Amount”) to be distributed to such Retention Employees in the amounts set forth in Section 2.3(c) of the Disclosure Schedule.

(d)                                 Company Indebtedness.  At the Closing, the Buyer shall, on behalf of the Company, pay to such account or accounts as the Company specifies to the Buyer pursuant to the Closing Date Indebtedness Statement, the aggregate amount of the Company Indebtedness (other than unpaid income Taxes) as of the Closing Date.

(e)                                  Sellers’ Transaction Expenses.  At the Closing, the Buyer shall, on behalf of the Company, pay to such account or accounts as the Company specifies to the Buyer pursuant to the Closing Date Transaction Expenses Statement, the aggregate amount of the Sellers’ Transaction Expenses; provided that any Sellers’ Transaction Expenses that constitute “wages” (and related employment Taxes) shall be deposited with the Company and any amounts owed to any employee shall be remitted (net of withholding) in accordance with the payroll practices of the Company.

(f)                                   Indemnity Escrow Amount.  At the Closing, the Buyer shall deposit the Indemnity Escrow Amount by wire transfer of immediately available funds, which will be held by the Indemnity Escrow Agent in accordance with the terms of the Indemnity Escrow Agreement.

(g)                                  Sellers’ Representative Fund.  At the Closing, the Buyer shall deposit the amount of the Sellers’ Representative Fund by wire transfer of immediately available funds in an account designated by the Sellers’ Representative, which the Sellers’ Representative is permitted to pay or retain pursuant to Section 12.10(ii).

(h)                                 Holdback Amount.  At the Closing, the Buyer shall deposit the sum of $1,500,000 (the “Holdback Amount”) by wire transfer of immediately available funds to the Indemnity Escrow Agent.  The Holdback Amount will be held and administered by the Indemnity Escrow Agent as an account separate from the Indemnity Escrow Amount in accordance with the terms of the Indemnity Escrow Agreement.

Section 2.4.                                 The Closing.  The Closing shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, commencing at 9:00 a.m. local time on the third Business Day following the satisfaction or waiver of the last of the conditions set forth in Section 8.1 and Section 8.2 (other than conditions that by their nature are to be satisfied at Closing); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Section 8.1 and Section 8.2 the Buyer shall not be required to effect the Closing until the earlier of (a) a date during the Extension Period specified by the Buyer on no less than three (3) Business Days’ notice to the Sellers’ Representative and (b) the final day of the Extension Period (or the Closing may be consummated at such other time or place as the Buyer and the Sellers’ Representative may mutually determine).  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”  Notwithstanding anything to the contrary contained in this Section 2.4, if the conditions set forth in Section 8.1 and Section 8.2 (other than conditions that by their nature are to be satisfied at Closing) are satisfied or waived by the Party entitled to the benefits thereof on or before the Termination Date, but the date scheduled for Closing pursuant to this Section 2.4 is after the Termination Date, the Termination Date shall be extended until one (1) Business Day after the date so scheduled for Closing.

Section 2.5.                                 Deliveries at the Closing.  At the Closing, (i) the Company, the Sellers or the Sellers’ Representative, on behalf of the Sellers, will deliver to the Buyer the certificates representing all of the Units and the various certificates, instruments, and documents referred to in Section 8.1, (ii) the Buyer will deliver to the Sellers’ Representative the various certificates, instruments, and documents referred to in Section 8.2, (iii) the Buyer will deliver to the Sellers’ Representative the consideration specified in Sections 2.3(a) and 2.3(b), (iv) the Buyer will deliver to the Retention Employees the consideration specified in Section 2.3(c) and (v) the Buyer will deliver such amounts set forth in Sections 2.3(d), 2.3(e), 2.3(f), 2.3(g) and 2.3(h).

Section 2.6.                                 Purchase Price Adjustments.

(a)                                 Not less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Buyer (i) a statement setting forth the Company’s good faith estimates of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the Closing Cash (the “Estimated Closing Cash”), together with reasonably detailed supporting documentation for such estimates, (ii) the Closing Date Indebtedness Statement and (iii) the Closing Date Transaction Expenses Statement.  If the Buyer disputes any amounts relating to the Estimated Closing Net Working Capital and/or the Estimated Closing Cash set forth in such statement referred to in (i) above, the Buyer and the Company shall use commercially reasonable efforts to attempt in good faith to resolve such dispute prior to the Closing, and the Estimated Closing Net Working Capital and/or the Estimated Closing Cash, as

applicable, as determined by the Company (if applicable, modified by agreement of the Buyer and the Sellers’ Representative prior to the Closing) shall be used for purposes of determining the payment to be made by the Buyer at Closing pursuant to Section 2.3(a) (provided, however, that if the Buyer and the Company are unable to resolve any such dispute prior to the Closing, the Estimated Closing Net Working Capital and/or the Estimated Closing Cash, as applicable, as determined by the Company and set forth in the statement delivered pursuant to this Section 2.6(a)(i) shall be used for purposes of determining the payment to be made by the Buyer at Closing pursuant to Section 2.3(a), absent manifest error).  For illustrative purposes only, Schedule 2.6(a)(ii) of the Disclosure Schedule sets forth the calculation of the Closing Net Working Capital assuming that the Closing had been consummated on December 31, 2014.

(b)                                 Within 90 days after the Closing Date, the Buyer shall deliver to the Sellers’ Representative a statement setting forth the Buyer’s good faith determinations of the Closing Net Working Capital (the “Buyer’s Closing Net Working Capital”) and the Closing Cash (the “Buyer’s Closing Cash”), together with reasonably detailed supporting documentation for such determinations (the “Closing Statement”).

(c)                                  The Sellers’ Representative may, by notice given to the Buyer within 30 days after delivery of the Closing Statement, dispute the Buyer’s Closing Net Working Capital and/or the Buyer’s Closing Cash (the “Closing Statement Dispute Notice”).  Such Closing Statement Dispute Notice shall set forth in reasonable detail the Sellers’ Representative’s objections to the Buyer’s Closing Net Working Capital and/or the Buyer’s Closing Cash, as applicable, and the Sellers’ Representative’s reasons therefor and the Sellers’ Representative shall be deemed to have agreed with all other items contained in the Closing Statement.  If the Sellers’ Representative does not deliver such a Closing Statement Dispute Notice to the Buyer within 30 days after delivery of the Closing Statement, the Closing Statement, and the Buyer’s Closing Net Working Capital and the Buyer’s Closing Cash as set forth therein, shall be final and binding on the Buyer and the Sellers’ Representative.  If the Sellers’ Representative delivers such a Closing Statement Dispute Notice, from the date of delivery of such Closing Statement Dispute Notice until the 30th day after the date of delivery of such Closing Statement Dispute Notice, the Buyer and the Sellers’ Representative shall use their respective commercially reasonable efforts to attempt in good faith to resolve the dispute identified in the Closing Statement Dispute Notice.  From the date of delivery of such Closing Statement Dispute Notice until the 30th day after the date of delivery of the Closing Statement Dispute Notice, the Buyer and Buyer’s Accountants shall use their respective commercially reasonable efforts to cooperate with the Sellers’ Representative and the Company Accountants and provide reasonable access to work papers of Buyer’s Accountants to the extent reasonably necessary for purposes of preparing the Closing Statement and resolving any disputes relating to the Closing Statement and the Closing Statement Dispute Notice.  The Buyer shall provide to the Sellers’ Representative and its representatives, including the Company Accountants, access at all reasonable times to the Buyer and their books and records to the extent reasonably necessary for the purposes of preparing the Closing Statement Dispute Notice.

(d)                                 If the Sellers’ Representative has timely delivered a Closing Statement Dispute Notice pursuant to Section 2.6(c), and the Buyer and the Sellers’ Representative do not reach written agreement as to the Closing Net Working Capital and/or the Closing Cash, as applicable, prior to the 30th day after the date of delivery of the Closing Statement Dispute

Notice, then either the Sellers’ Representative or the Buyer may by notice to the other (the “Resolution Notice”) submit to McGladrey LLP (the “Unaffiliated Firm”) for determination, in accordance with this Section 2.6, the amount of the Closing Net Working Capital and/or the Closing Cash, as applicable.  Notwithstanding the foregoing, (i) if the aggregate difference between the proposed amounts of Closing Net Working Capital is less than $100,000, the Closing Net Working Capital shall be the average of the proposed amounts of Closing Net Working Capital, and (ii) if the aggregate difference between the proposed amounts of Closing Cash is less than $100,000, the Closing Cash shall be the average of the proposed amounts of Closing Cash, and in each case the Parties will not instruct the Unaffiliated Firm to render any decision.  The following shall apply with respect to the use of the Unaffiliated Firm:

(i)                                     Within 30 days after the delivery of the Resolution Notice, the Buyer and the Sellers’ Representative shall each propose an amount of Closing Net Working Capital and/or Closing Cash, as applicable, to the Unaffiliated Firm, together with the reasons therefor, in writing.  The Closing Net Working Capital and Closing Cash proposed by the Buyer shall not differ from the Buyer’s Closing Net Working Capital and the Buyer’s Closing Cash, respectively, other than for those changes agreed to in writing by the Sellers’ Representative, and the Closing Net Working Capital and the Closing Cash proposed by the Sellers’ Representative shall not differ from the Sellers’ Representative’s proposed amounts of Closing Net Working Capital and Closing Cash, respectively, set forth in the Closing Statement Dispute Notice, other than for those changes agreed to in writing by the Buyer.  Each of the Buyer and the Sellers’ Representative shall furnish to the Unaffiliated Firm such workpapers and other documents and information under its or his control or available to it or him and its or his Affiliates as the Unaffiliated Firm may request for the purposes of determining the Closing Net Working Capital and/or the Closing Cash, as applicable.

(ii)                                  The amount determined by the Unaffiliated Firm (acting as an expert and not as an arbitrator) shall not be higher than the higher of the proposed amounts of Closing Net Working Capital or lower than the lower of the proposed amounts of Closing Net Working Capital, as applicable, and shall thereupon be the Closing Net Working Capital.  The amount determined by the Unaffiliated Firm (acting as an expert and not as an arbitrator) shall not be higher than the higher of the proposed amounts of Closing Cash or lower than the lower of the proposed amounts of Closing Cash, as applicable, and shall thereupon be the Closing Cash.  The Parties will instruct the Unaffiliated Firm to render its decision no later than 30 days after the submission to the Unaffiliated Firm under Section 2.6(d)(i).

(iii)                               At any time after the determination of the Closing Net Working Capital and/or the Closing Cash, as applicable, has been submitted to the Unaffiliated Firm, the Buyer and the Sellers’ Representative may agree on the Closing Net Working Capital and/or the Closing Cash, as applicable, and direct the Unaffiliated Firm to not render any decision.

Any determination of the Closing Net Working Capital and/or the Closing Cash, as applicable, in accordance with Section 2.6, whether by agreement between the Buyer and the Sellers’ Representative, by operation of the second sentence of Section 2.6(d), or by the

Unaffiliated Firm, shall be conclusive and binding on all Parties.  The Closing Net Working Capital determined as set forth in the preceding sentence is hereinafter referred to as the “Final Closing Net Working Capital.” The Closing Cash determined as set forth in the first sentence of this paragraph is hereinafter referred to as the “Final Closing Cash.”

(e)                                  The fees and expenses of the Unaffiliated Firm for its services and expenses under this Section 2.6 shall be shared and paid one-half by the Buyer and one-half by the Sellers’ Representative.

(f)                                   Nothing herein shall be construed to authorize or permit the Unaffiliated Firm to arbitrate or determine any question or matter whatever under or in connection with this Agreement except the specific items in dispute between the Parties with respect to the amount of the Closing Net Working Capital and/or the Closing Cash to be determined in accordance with the provisions of this Agreement or require the Unaffiliated Firm to follow the rules of the American Arbitration Association or any other body in making such determination.

(g)                                  Promptly,  but in any event not more than five (5) Business Days, after the determination of the Final Closing Net Working Capital and the Final Closing Cash in accordance with the provisions of this Section 2.6:

(i)                                     If there is a Final Shortfall, the Sellers’ Representative and the Buyer shall deliver a joint written instruction to the Indemnity Escrow Agent to pay to the Buyer the amount of such Final Shortfall from the Indemnity Escrow Account by wire transfer of immediately available funds to one or more accounts designated by the Buyer; provided that, to the extent the Final Shortfall exceeds $8,400,000, the Buyer may elect that the Final Shortfall be paid (i) first, from the Indemnity Escrow Account in an amount equal to $8,400,000 and (ii) second, the remainder from the Sellers, pro rata based on the Sellers’ Allocation Schedule, by wire transfer of immediately available funds to one or more accounts designated by the Buyer.

(ii)                                  If there is a Final Surplus, the Buyer shall pay to the Sellers’ Representative the amount of such Final Surplus by wire transfer of immediately available funds to the account designated by the Sellers’ Representative, for the benefit of the Sellers, and the Sellers’ Representative shall distribute to each Seller its or his pro rata portion based on its or his Company Unit Ownership Percentages or in accordance with the Sellers’ Allocation Schedule.

Section 2.7.                                 Withholding.  The Buyer and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement or any Ancillary Document (including payments of the Purchase Price and releases of the Indemnity Escrow Fund) such amounts as the Buyer or the Company (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws.  To the extent that amounts are so withheld by the Buyer or the Company, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

The Sellers and the Company represent and warrant to the Buyer as of the date of this Agreement and as of the Closing Date as follows:

Section 3.1.                                 Organization.  The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.  The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure has not had and could not reasonably be expected to have a Material Adverse Effect.  The Company has all requisite limited liability company power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it.  The Company is duly qualified to do business as a foreign entity in the jurisdictions identified on Section 3.1 of the Disclosure Schedule, and the Company is not required to qualify to do business in any other jurisdiction, except where the failure to so qualify has not had, and could not reasonably be expected to have a Material Adverse Effect.  The Sellers have furnished to the Buyer a true and complete copy of the Company’s certificate of formation and operating agreement, each as amended and as in effect on the date of this Agreement.  The Company is not in default under or in violation of any provision of its certificate of formation or operating agreement.

Section 3.2.                                 Capitalization.  The Units represent the only issued and outstanding equity interests of the Company.  All of the Units are duly and validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any Law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of members.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, call rights, exchange rights, or other Contracts of any nature that could require the Company to issue, sell, or otherwise cause to become outstanding any of the Company’s Units (including upon exchange or conversion).  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

Section 3.3.                                 Authorization of Transaction; Conflicts; Consents of Third Parties.

(a)                                 The Company has the full and unrestricted legal right, power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder.  All necessary and appropriate action has been taken by the Company with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement and the Ancillary Documents to which the Company is a party have been duly authorized, executed, and delivered by the Company and constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b)                                 Except as described in Section 3.3(b) of the Disclosure Schedule (the “Required Governmental Approvals”), the Company is not required to obtain any consent, authorization, approval, order, license, certificate, or permit of or from, or make any declaration or filing with, or notification to, any Governmental Entity on the part of the Company in connection with (i) the execution, delivery and performance of this Agreement or the Ancillary Documents to which it is a party or (ii) the continuing validity and effectiveness immediately following Closing of any Material Contract, License, Environmental License or permit which is material to the business of the Company.

(c)                                  Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will, if the Required Governmental Approvals are obtained, violate or result in a breach in any material respect of any Law to which the Company is subject; violate or result in a breach of any provision of the certificate of formation or operating agreement of the Company; violate any order of any Governmental Entity applicable to the Company or any of its assets or properties; result in the creation of any Security Interest upon any of the assets of the Company, except for any Permitted Lien, or provided the consents, authorizations or approvals listed in Section 3.3(c) of the Disclosure Schedule (the “Necessary Consents”) are obtained, conflict with, result in a breach of, constitute a default (with or without notice of lapse of time, or both) under, result in the acceleration of the rights of any party under, or create in any party the right to terminate, modify, cancel, or lose any material benefit under, or give rise to any obligation of the Company to make a payment under any Material Contract and License or any material contract to which the Company is a party.

Section 3.4.                                 Brokers’ Fees.  Neither the Company nor any Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent engaged by the Company, any of the Sellers or their respective Affiliates with respect to the transactions contemplated by this Agreement.

Section 3.5.                                 No Subsidiaries.  Except as set forth on Section 3.5 of the Disclosure Schedule, the Company does not, directly or indirectly, own or control any capital stock, securities convertible into capital stock or other equity interest in any other Person, whether active or dormant, nor is the Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust associate or other non-corporate entity.

Section 3.6.                                 Financial Statements; Absence of Certain Changes; No Undisclosed Liabilities.

(a)                                 (i) The audited balance sheets and statements of income, changes in members’ equity, and cash flows of the Company as of, and for its fiscal years ended, December 31, 2014, 2013 and 2012 (collectively, the “Audited Financial Statements”) are attached as Schedule 3.6(a)(i) of the Disclosure Schedule and (ii) the unaudited balance sheet and statements of income, changes in members’ equity, and cash flows of the Company as of, and for its two months ended, February 28, 2015 (the “Monthly Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached as Schedule 3.6(a)(ii)  of the Disclosure Schedule.  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations, changes in members’ equity, and cash flows of the

Company for such periods, except with respect to the Monthly Financial Statements, the absence of footnotes and normal year-end adjustments.

(b)                                 Except as set forth on Section 3.6(b) of the Disclosure Schedule, since December 31, 2014:

(i)                                     no event, change or circumstance has occurred with respect to the Company which has had or could reasonably be expected to have a Material Adverse Effect;

(ii)                                  the Company has operated in the Ordinary Course of Business;

(iii)                               there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $100,000 for any single loss or $250,000 for all such losses;

(iv)                              there has not been any distribution in respect of any Units or any repurchase, redemption or other acquisition by the Company of any outstanding units of membership interest or other securities of, or other ownership interest in, the Company;

(v)                                 the Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended December 31, 2014, except to the extent accrued on the balance sheet as of December 31, 2014 included in the Financial Statements (the “Latest Balance Sheet”), or entered into any employment, consulting, deferred compensation, severance or similar agreement (nor amended any such agreement), or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, consultants, agents or representatives except for annual increases and merit increases in the Ordinary Course of Business or agreed to increase in any material respect the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, consultants, agents or representatives of the Company, except as required pursuant to the terms thereof or applicable Law or where such increase in coverage or benefits was provided uniformly to substantially all employees of the Company;

(vi)                              the Company has not entered into any transaction or Contract or conducted its business other than in the Ordinary Course of Business or entered into, modified or terminated any Material Contract;

(vii)                           the Company has not failed to pay and discharge current liabilities other than in the Ordinary Course of Business;

(viii)                        the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any director, officer, partner, member or Affiliate of the Company except for compensation in the Ordinary Course of Business and the advancement of expenses in the Ordinary Course of Business;

(ix)                              the Company has not mortgaged, pledged or subjected to any Security Interest any of its assets, other than Permitted Liens, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(x)                                 the Company has not discharged or satisfied any Security Interest, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business or which, if not in the Ordinary Course of Business, in the aggregate, would not be material to the Company taken as a whole;

(xi)                              the Company has not canceled or compromised any material debt or claim or amended, canceled, terminated, relinquished, waived or released any Material Contract except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company, taken as a whole;

(xii)                           the Company has not issued, created, incurred, assumed or guaranteed any indebtedness in an amount in excess of $250,000 in the aggregate;

(xiii)                        the Company has not instituted or settled any legal proceedings which, individually or in the aggregate, would be material to the Company taken as a whole;

(xiv)                       the Company has not conducted its cash management customs and practices other than in the Ordinary Course of Business, including with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable; and

(xv)                          neither the Sellers nor the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 3.6(b).

(c)                                  The Company does not have any indebtedness, liability or obligation of the nature required to be described in a balance sheet prepared in accordance with GAAP, other than indebtedness, liabilities and obligations that were (i) fully reflected or reserved against in the Latest Balance Sheet, (ii) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, none of which constitute a breach of any other representation or warranty of the Sellers or the Company contained in this Agreement, or (iii) incurred in accordance with Section 5.3.

Section 3.7.                                 Legal Compliance.

(a)                                 The Company is in compliance in all material respects with all applicable Laws which are necessary for the operation of the business of the Company as conducted.  The Company has not received any written notice of, or been charged with, the violation of any Laws.  The Company is not now (nor has been subject during the past three (3) years) subject to any penalty or assessment, or, to the Knowledge of the Company or the Sellers, any inspection, investigation or audit by any Governmental Entity, or to any other allegation that the Company (including any agent, representative or broker acting on behalf of the Company) violated any Law or made a material false statement or omission to any such Governmental Entity.

(b)                                 Neither the Company nor any of its respective directors, officers, employees or agents has, with respect to the businesses of the Company (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic official or employee of a Governmental Entity, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person.

(c)                                  Except for Environmental Licenses, Section 3.7(c) of the Disclosure Schedule sets forth a list of all Licenses which are required for the operation of the business of the Company as presently conducted.  The Licenses listed on Section 3.7(c) of the Disclosure Schedule have been issued in the name of the Company and there are no other Licenses required to operate the business of the Company in substantially the same manner as the Company is currently operating.  The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any License to which it is a party, to which its business is subject or by which its assets or properties are bound.  The Licenses are in full force and effect and are not subject to any condition except conditions applicable to such Licenses generally, or as otherwise disclosed on the face of the Licenses.  The Company has no Knowledge of any reason why any Licenses would not be renewed in the Ordinary Course of Business.

Section 3.8.                                 Tax Matters.

(a)                                 The Company has complied in all material respects with all applicable Laws relating to Taxes.  The Company has timely filed (or caused to be filed) all Tax Returns required to be filed by it on or prior to the Closing and all such Tax Returns are true, complete and correct in all material respects.  The Company has timely paid (or caused to be timely paid) all Taxes of the Company (whether or not shown on any Tax Return) that are due and payable on or prior to the Closing, other than Taxes which are being contested in good faith.

(b)                                 The Company has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, members, lenders, and other Persons and (ii) all sales, use, ad valorem, and value added Taxes.  The Company has timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws.

(c)                                  No Tax audits or other Proceedings are in progress, to the Knowledge of the Company, pending or threatened in writing with regard to any Taxes or Tax Returns of the Company.  Neither the Sellers nor the Company have received a written notice from any Governmental Entity that the Company (or a Seller as a result of its or his ownership of an interest in the Company) is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company does not file Tax Returns or pays Taxes.

(d)                                 The Company does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Entity with respect to Taxes or Tax Returns of the Company.  No power of attorney granted by the Company with respect to any Taxes or Tax Returns is currently in force.  The Company has not executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes.

(e)                                  Since December 31, 2014 (the date of the Company’s Latest Balance Sheet), the Company (i) has not incurred any Taxes outside the ordinary course of business, (ii) changed a method of accounting for income Tax purposes, (iii) entered into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any Tax matter, (iv) surrendered any right to a Tax refund, (v) changed an accounting period with respect to Taxes, (vi) filed an amended Tax Return, or (vii) made, changed, or revoked any election with respect to Taxes.

(f)                                   There are no liens for Taxes upon any of the assets of the Company, other than Permitted Liens that are statutory liens for current Taxes not yet due and payable.

(g)                                  The Company has never been a member of any Affiliated Group.  The Company is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), or otherwise.

(h)                                 The Company is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction (collectively, a “Tax Incentive”) that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement.  There is no potential for any Tax Incentive that was realized on or prior to the Closing Date to be subject to recapture as a result of any actions or activities following the Closing Date.

(i)                                     The Company has not been a party to any “listed transaction” (or a substantially similar transaction) as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the effective dates).

(j)                                    The Company does not conduct a trade or business (or have a permanent establishment) in any jurisdiction other than the United States.

(k)                                 None of the Sellers or the Company is a foreign person within the meaning of Code Section 1445.

(l)                                     The Company is not party to or bound by any Tax sharing agreement, Tax allocation, or Tax indemnity obligation or similar agreement relating to the sharing of Taxes (or Tax benefits), other than pursuant to customary provisions the primary purpose of which are not related to Taxes included in Contracts entered into in the ordinary course of business such as leases, licenses, or credit agreements (“Ordinary Course Tax Provisions”). All amounts payable with respect to (or by reference to) Taxes (or Tax benefits) in Ordinary Course Tax Provisions have been timely paid in accordance with the terms of such Contracts.

(m)                             The Company is not required to include an item of income, or exclude an item of deduction, for any period on or after the Closing Date (in each case, determined as if the Closing does not occur) as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or foreign Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or foreign Laws); (iii) a change in method of accounting with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date; (iv) any prepaid amounts received on or prior to the Closing; (v) an agreement with any Governmental Entity (including a “closing agreement”) executed before the Closing; or (vi) an election (including a protective election) pursuant to Section 108(i) of the Code made before the Closing.  The Company does not use the cash method of accounting for income Taxes or any method of accounting provided for under Section 460 of the Code.  The Company does not own an interest in a Flow-Thru Entity.

(n)                                 Each of the Company’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been operated in compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Code Section 409A.  The Company has not agreed to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes, including potential Taxes imposed under Code Section 409A.

(o)                                 The Company has no obligation to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes, including Taxes imposed under Code Sections 4999 or 409A.

(p)                                 The Company is currently (and has been since formation) taxed as a partnership for income Tax purposes. No election is pending to change the Tax treatment of the Company.

Section 3.9.                                 Assets.

(a)                                 The Company has no Owned Real Property.

(b)                                 Section 3.9(b) of the Disclosure Schedule lists by street address or other location information, all Leased Real Property leased or subleased to the Company, as lessee or sublessee, as the case may be.  The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all title reports, surveys, leases, subleases, and related documents and information pertaining to Leased Real Property in the Company’s possession.  The Company has a valid and enforceable leasehold interest pursuant to each of the leases or subleases with respect to the Leased Real Property (each, a “Lease”), subject to the Enforceability Exceptions.  With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, and is in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, and will be in full force and effect on identical terms following the Closing; (iii) none of the Sellers, the Company, or, to the Knowledge of the Company, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default on the part of the Company or, to the Knowledge of the Company, the other parties thereto, or permit termination, modification or acceleration under the Lease; (iv) to the Knowledge of the Company, no other party to the Lease has repudiated any provision thereof; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (vii) none of the Sellers or the Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; and (viii) except as set forth in Section 3.9(b) of the Disclosure Schedule, no consent of the landlords under any of the Leases is required as a result of the consummation of the transactions contemplated by this Agreement.

(c)                                  The Leased Real Property constitutes all interests in real property currently used in or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted.  The Company owns, leases or has the right to use in the Ordinary Course of Business all easements, rights of entry and rights-of-way which are material to the business and operations of the Company.  To the Knowledge of the Company, all of the Leased Real Property, buildings, fixtures and improvements thereon owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear).  There does not exist any actual or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and the Sellers have not received any written notice, or, to the Knowledge of the Company, oral notice, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

(d)                                 The Company has good and marketable title to, or a valid leasehold interest in, all tangible personal property, except as set forth on Section 3.9(d) of the Disclosure Schedule, that it uses in the conduct of its business, free and clear of all Security Interests except for (i) the Security Interests described in Section 3.9(d) of the Disclosure Schedule, all of which Security Interests will be released or discharged at or prior to Closing and (ii) Permitted Liens.  All material items of the Company’s tangible personal property are suitable for the purposes for which they are being used and for which they will be used as of the Closing Date, and to the Knowledge of the Company are (x) in good operating condition and repair, ordinary wear and tear excepted, (y) free from latent and patent defects, and (z) in confirming with all applicable Laws relating to their use and operation.  Each item of tangible personal property owned or used by the Company immediately prior to the Closing Date will be owned or available for the Company on identical terms and conditions immediately subsequent to the Closing Date.  The Company has title to, or a leasehold interest in, all material assets used in or necessary to operate the business of the Company as currently conducted.

(e)                                  All of the assets, properties, Contracts and rights of the Company include (and immediately after the Closing will include) all of the assets, properties, Contracts and rights necessary for the conduct of the Company’s business as it has been conducted since January 1,

2014, as it is currently conducted.  Except as set forth in Section 3.9(e) of the Disclosure Schedule, no Seller nor any Affiliate of any Seller owns, or has any rights in, any of the assets, properties, Contracts or rights of the Company.

Section 3.10.                          Intellectual Property.

(a)                                 Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Company owns or has the right to use pursuant to a valid written Contract, in each case, in all material respects, all Intellectual Property owned or used by it in connection with the operation of its business, free and clear of all Security Interests and other liens (other than Permitted Liens).  All (i) patents, patent applications and other registrations and applications for registration of such Intellectual Property owned by the Company and (ii) all other such Intellectual Property that is material to the operation of the Company’s business is identified or described in Section 3.10(a) of the Disclosure Schedule (excluding any commercially available “off the shelf” or other standard computer software having a replacement cost of $50,000 or less).  All such Intellectual Property owned by the Company is valid and enforceable.  Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Company is not required, obligated, or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to such material Intellectual Property, or other third party in connection with the operation of the business of the Company as previously or currently conducted.

(b)                                 The operation of the business of the Company as previously and currently conducted, and the former and current products and services of the Company, have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights, rights of publicity or privacy rights of any Person.  Except as set forth in Section 3.10(b) of the Disclosure Schedule, the Company has not received any written notice of infringement of any Intellectual Property right or any written instrument which challenges or questions its right to carry, transmit, or furnish any product or service to customers or to utilize any Intellectual Property in connection with the operation of the Company’s business.  To the Knowledge of the Company, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company, and no such claims have been made in writing against any Person by the Company.  There are no orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the rights to use any of the Company’s Intellectual Property.

(c)                                  The Company has used commercially reasonable efforts to protect all material Intellectual Property owned by the Company.  All employees and contractors who have developed any material Intellectual Property for the Company have executed written confidentiality and assignment agreements irrevocably assigning all right, title and interest in and to such Intellectual Property to the Company.  No present or former employee has any right, title or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company.  The Company’s information technology systems are sufficient for the operation of the Business as currently conducted and, to the Knowledge of the Company, free from material bugs, defects, viruses and malware and have not materially malfunctioned or failed within the past three (3) years.  The Company has implemented commercially reasonable backup, security and disaster recovery measures and technology.

(d)                                 The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to any right of termination or other right to impair or limit, or otherwise result in a breach of, the Company’s rights to own or retain a license to any Intellectual Property.

Section 3.11.                          Contracts.  Section 3.11 of the Disclosure Schedule lists the following Contracts of the Company:

(a)                                 Contracts with any Seller or any current or former officer, director, member or Affiliate of the Company;

(b)                                 Contracts with any labor union or association representing any employee of the Company;

(c)                                  Contracts for the sale of any assets of the Company other than in the Ordinary Course of Business;

(d)                                 Contracts for joint ventures, strategic alliances or partnerships;

(e)                                  Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

(f)                                   Contracts containing nondisclosure or confidentiality agreement (other than those entered into in the Ordinary Course of Business with clients, carriers and employees);

(g)                                  Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person since January 1, 2010;

(h)                                 Contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Security Interest on any of its assets;

(i)                                     Contracts under which the Company has made advances or loans to any other Person, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers and employees of the Company in the Ordinary Course of Business;

(j)                                    Outstanding agreements of guaranty, surety or indemnification by the Company (other than provisions for indemnification contained in agreements entered into in the Ordinary Course of Business (other than for indebtedness for borrowed money));

(k)                                 any other Contract to which the Company is a party, the performance of which will require payments to or by the Company of more than $150,000 in any twelve (12) month period;

(l)                                     any contract or agreement requiring the Company to purchase of all or substantially all of its requirements of a particular product from a supplier, except any contract or agreement relating to the purchase of inventory in the ordinary course of business;

(m)                             any contract or agreement providing for the license of patents, trademarks, service marks, trade names or copyrights between the Company and any third party;

(n)                                 any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution date of this Agreement for consideration in excess of $150,000 or governmental monitoring, consent decree or reporting responsibilities outside the ordinary course of business;

(o)                                 any contract, agreement or arrangement for capital expenditures or the acquisition or construction of fixed assets in excess of $250,000;

(p)                                 (i) any consulting agreement or arrangement or contract for the employment of any person who, for the fiscal year ended December 31, 2014, received base compensation of $150,000 or more or providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (ii) any contracts entered into during the past two (2) years that provide severance or other benefits for any person;

(q)                                 any Contract between the Company and a (i) Top Client or (ii) Top Carrier;

(r)                                    any contract, agreement or arrangement under which the Company is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property with a required annual payment in excess of $250,000, (ii) a lessor of any tangible personal property owned by the Company or any Subsidiary or (iii) a lessee or sublessee or real property, including the Leases;

(s)                                   any contract, agreement or arrangement under which the Company is the lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(t)                                    any Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument; and

(u)                                 Contracts that are otherwise material to the Company (collectively, together with any Contracts entered into by the Company after the date hereof and prior to the Closing which would have otherwise been listed in Section 3.11 of the Disclosure Schedule if such Contracts had been entered into on the date of this Agreement, and all written and oral amendments, modifications or supplements to any such Contracts, the “Material Contracts”).

The Company has made available to the Buyer or its representatives a true, correct and complete copy of each Material Contract, together with all amendments, modifications or supplements thereto, other than any Material Contract which is an oral Contract.  Except as specifically identified in Section 3.11 of the Disclosure Schedule, each Material Contract is in full force and effect and is valid and enforceable against the Company, except as such enforceability may be limited by the Enforceability Exceptions and, to the Knowledge of the Company, each other party thereto.  Except as specifically set forth in Section 3.11 of the

Disclosure Schedule, the Company is not in default in any material respect under any Material Contract nor, to the Knowledge of the Company, is any other party to any Material Contract in default in any material respect thereunder, and no event has occurred that with the lapse of time or the giving of notice, or both, would constitute a default in any material respect thereunder.  No party to any Material Contract has exercised any termination rights with respect thereto.

Section 3.12.                          Litigation.  Except as set forth in Section 3.12 of the Disclosure Schedule, none of the Company, its officers, directors or employees (in their capacity as such) or the Sellers (relating to the business of the Company) are (a) subject to any outstanding injunction, judgment, order, decree, ruling or charge, or (b) party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction nor, to the Knowledge of the Company, is any such action, suit, proceeding, hearing, or investigation threatened.  No matter described in Section 3.12 of the Disclosure Schedule affects the validity of this Agreement or could prevent or delay the transactions contemplated hereunder.

Section 3.13.                          Certain Business Relationships with Affiliates.  Except as set forth in Section 3.13 of the Disclosure Schedule, no Affiliate of the Company or any of their respective directors, officers, partners, stockholders or Affiliates of any such Person is currently or has been party to any material business arrangement or relationship with the Company within the 12 months prior to the date of this Agreement, is a participant in any material transaction to which the Company is a party, and no Affiliate of the Company owns any material asset, tangible or intangible, which is used in the business of the Company. Each Contract or arrangement between the Company, on the one hand, and any Affiliate of the Company or any of their respective directors, officers, partners, stockholders or Affiliates of any such Person, on the other hand, is on commercially reasonable terms no more favorable to such Affiliate, director, officer or employee than what any third party negotiating on an arms-length basis would expect.

Section 3.14.                          Environmental Matters.

(a)                                 The Company has obtained and currently maintains in full force and effect all Licenses required under any Environmental Laws in connection with the operation of the Company (the “Environmental Licenses”) and is and has been in compliance with all Environmental Licenses and Environmental Laws except in each case as has not resulted or would not result in the Company incurring material liabilities under any Environmental Licenses or Environmental Laws. Section 3.14(a)(ii) of the Disclosure Schedule sets forth a list of Environmental Licenses.

(b)                                 The Company has not received any written notice of, and the Company is not subject to, any pending or, to the Knowledge of the Company, any threatened claims, demands, actions, proceedings, investigations, allegations, assertions or notices alleging noncompliance with or potential liability under any Environmental Licenses or Environmental Laws, except in each case as have not resulted or would not result in the Company incurring material liabilities under Environmental Laws or Environmental Licenses.

(c)                                  To the Knowledge of the Company, except in each case as set forth in Section 3.14(c) of the Disclosure Schedule, there are no facts, circumstances or conditions relating to the Company, the Real Property, any real property formerly owned, operated or leased by the Company or any property to which the Company arranged for the transport, treatment, storage or disposal of Hazardous Substances, including the Release of Hazardous Substances, that has resulted in or could result in the Company incurring material liabilities under Environmental Laws.

(d)                                 The Company has provided Buyer with true, correct and complete copies of all environmental, health and safety assessments, investigations, audits, reports, pleadings and notices related to the Company, the Real Property, or any property currently or formerly owned, operated or leased by the Company, including any Phase I Environmental Site Assessments and Phase II reports in the possession, custody or control of the Company.

(e)                                  The Company has not assumed by Contract, or to the Company’s Knowledge, otherwise assumed, undertaken, or provided an indemnity with respect to any material or potentially material liability of any other Person under Environmental Law.

(f)                                   None of the following exists on, at or under the Real Property except as in compliance, in all material respects, with applicable Environmental Laws: (i) underground storage tanks or (ii) landfills, surface impoundments or other waste disposal areas.

(g)                                  There have been no Releases of Hazardous Substances at the Real Property during the Company’s ownership or leasehold, and the Company has not Released Hazardous Substances (i) at any real property formerly owned, leased, used, operated by the Company or any of its Subsidiaries or (ii) to the Knowledge of the Company, at any location at which Hazardous Substances generated by the Company or any of its Subsidiaries were transported, disposed of or came to be located.

Section 3.15.                          Employees.

(a)                                 There are no collective bargaining agreements applicable to any employees of the Company (“Company Employees”) and the Company has no duty to bargain with any labor organization with respect to any such Persons.  There are no pending unfair labor practice charges against the Company, nor is there any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Company Employees, nor to the Company’s Knowledge is any such activity threatened.

(b)                                 Section 3.15(b) of the Disclosure Schedule sets forth a true, correct and complete list as of the date specified therein, of the names, titles, hire dates, rates of compensation, and bonuses paid, of all of the current employees of the Company.  Section 3.15(b) of the Disclosure Schedule also sets forth the aggregate accrued vacation and sick time of each Company Employee as of a recent specified date.

(c)                                  There are no material employment-related (including misclassification) Proceedings involving the Company currently pending, or to the Company’s Knowledge threatened to be brought, initiated or filed, against the Company.  The Company has complied in all material respects with all applicable laws pertaining to the employment or termination of employment of their employees and its engagements with its independent contractors, consultants and other third-party service providers including all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination, payment of minimum wages and for all hours worked, employee classification, independent contractor classification and other similar employment activities.

Section 3.16.                          Employee Benefits.

(a)                                 All of the Employee Benefit Plans currently adopted by, maintained by, participated in, sponsored by, contributed to or required to be contributed to by the Company or for which the Company has any liability, including contingent liability (“Company Plans”) are listed in Section 3.16(a) of the Disclosure Schedule.  With respect to each of the Company Plans, the Company has heretofore delivered or made available to Buyer true, correct and complete copies of the following documents: (i) the plan document or, with respect to unwritten Company Plans, a written summary of the material terms thereof, including all amendments, (ii) any related trust or insurance Contracts or policies or other funding agreements, (iii) the most recent summary plan description and all summaries of material modification thereto, (iv) the most recent determination letter or opinion letter issued by the Internal Revenue Service with respect to all Company Plans intended to be qualified under Section 401(a) of the Code, (v) for the most recently completed plan year, the Annual Report on Form 5500 required to be filed with any Governmental Entity and the most recent actuarial report or valuation and (vi) any correspondence from a Governmental Entity with respect to any matter that remains unresolved, or any matter that resulted in the imposition of liability on the Sellers or its ERISA Affiliates, including a written description of any oral communications related thereto.

(b)                                 No Company Plan is a stock option or other equity compensation or equity-based incentive plan.

(c)                                  No Company Plan is (i) a Multiemployer Plan, (ii) a Multiple Employer Plan or (iii) a Pension Plan.  Neither the Acquired Companies nor any ERISA Affiliates have, at any time, maintained, established, sponsored, participated in, contributed to, been obligated to contribute to, or otherwise incurred any obligations or liability (including any contingent liability) with respect to any Multiemployer Plan, Multiple Employer Plan, or any Pension Plan. Neither the Sellers nor any of their ERISA Affiliates have engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA. None of the Sellers nor any ERISA Affiliates nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Company Plans or any related trust or the Sellers or any Person that the Sellers have an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(d)                                 Each of the Company Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter as to such plan’s qualified status and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to adversely affect such determination or exemption.  Each Company Plan has been operated in all material respects in accordance with the terms of the Company Plan and the requirements of all applicable Law, including ERISA and the Code.  No actions, suits or claims are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan or the assets thereof (other than claims for benefits in the ordinary course), and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.  All contributions, payments, reimbursements, accruals and premiums required to be made under the terms of any Company Plans have been timely made and all liabilities with respect to all Company Plans are properly reflected in the Financial Statements.

(e)                                  None of the Sellers maintain or contribute to or is obligated to establish, maintain or contribute to any Company Plan which provides post-retirement or post-employment benefits to current or former employees, consultants, independent contractors, directors or other service providers (or any spouse or dependent thereof) of the Sellers (except for limited continued coverage required to be provided under Section 4980B of the Code or as required under applicable state Law).

(f)                                   Except as set forth on Section 3.16(f) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) increase any payments or benefits otherwise payable under any Company Plan, (ii) result in any limitation on the right of the Sellers to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust or (iii) result in any payment becoming due or the acceleration of the time of payment or the vesting of any rights with respect to any former or current employees, consultants, independent contractors, directors or other service providers (or any spouse or dependent thereof) of the Sellers.  The execution of this Agreement (either alone or in conjunction with any other event) shall not result in the funding of any “rabbi” or similar trust pursuant to any Company Plan.

(g)                                  Except as necessary to satisfy applicable Law, or as contemplated by this Agreement, the Sellers and its Affiliates do not have any plan or commitment to modify any existing Company Plan or to implement any arrangement that would upon implementation constitute a Company Plan.

(h)                                 To the Knowledge of Company, no employee, consultant, independent contractor, director or other service provider of the Sellers is in material violation of any term of any employment agreement, consulting agreement, service agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such individual relating (i) to the right of any such individual to provide services to the Sellers or (ii) to the knowledge or use of trade secrets or proprietary information.

(i)                                     No Company Plan is subject to the laws of any jurisdiction outside of the United States.

Section 3.17.                          Corporate Records.  The Company has delivered to the Buyer true, correct and complete copies of the certificate of formation and operating agreement of the Company, each as amended to date, and no amendments thereto are pending.

Section 3.18.                          Accounts Receivable.  All accounts receivable of the Company reflected on the Latest Balance Sheet (a) are valid and genuine, (b) are properly reflected on the Company’s books and records in accordance with GAAP, (c) have arisen from bona fide transactions in the Ordinary Course of Business and (d) are not subject to any counterclaims, deduction, credit or offset, except to the extent of the allowance for doubtful accounts.  No Person has, and as of the Closing Date, no Person will have, any Security Interest on any accounts receivable of the Company or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any such accounts receivable of the Company, except for such agreements made between the Buyer and its lenders with respect to the Debt Financing.

Section 3.19.                          Client/Carrier Relationships.  Section 3.19 of the Disclosure Schedule contains a true, correct and complete list of the top twenty (20) largest clients (the “Top Clients”) of the Company determined by dollar volume of sales for the two-month period through February 28, 2015 and for the fiscal year ended December 31, 2014 and a true, correct and complete list of the top twenty (20) largest carriers (the “Top Carriers”) of the Company determined by dollar volume of expenditures for the two-month period through February 28, 2015 and for the fiscal year ended December 31, 2014.  Since the date of the Latest Balance Sheet, there has not been, and neither the Company nor any of the Sellers has received written notice of, any termination or cancellation of, or a material adverse modification or change in, the business relationship with any of the Top Clients or Top Carriers.  The Company has not received any written notice that any Top Client or Top Carrier will cease to be a client or carrier, as applicable.

Section 3.20.                          Insurance.  The Company has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting business or owning assets similar to those conducted or owned by the Company.  Section 3.20 of the Disclosure Schedule contains a list of all policies of liability, environmental, crime, fidelity, life, fire, workers’ compensation, health, director and officer liability and all other forms of insurance currently owned or held by the Company or to which the Company is a named insured or otherwise the beneficiary, and identified for each such policy:  the underwriter; the name of the policy holder; policy number; retroactive premium adjustments or other loss-sharing arrangements); expiration date; and deductible amount.  Section 3.20 of the Disclosure Schedule also sets forth a claims history for the past three (3) years in respect of such policies.  All of the insurance policies listed on Section 3.20 of the Disclosure Schedule are outstanding and in full force and effect and will remain in full force and effect after the consummation of the transactions contemplated hereby with respect to occurrences prior to the Closing.  All premiums with respect to such policies are currently paid.  The Company has not within the past three (3) years (a) been in breach or default (including with respect to the payment of premiums or the giving of notices) with respect to its obligations under any such insurance policies, (b) repudiated any provision of any such insurance policies or (c) been denied insurance coverage.  Except as set forth in Section 3.20 of the Disclosure Schedule, the Company does not have any self-insurance, deductible retention or co-insurance programs, and, to the Knowledge of the Company, the reserves set forth on the Company’s latest unaudited balance sheet included in the Monthly Financial Statements are adequate to cover all anticipated liabilities with respect to any such self-insurance, deductible retention or co-insurance programs.

Section 3.21.                          Names and Locations.  Except as listed in Section 3.21 of the Disclosure Schedule, during the five-year period prior to the execution and delivery of this Agreement, the Company has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business.  As of the date hereof and as of the Closing, all of the tangible assets and properties of the Company are located at the locations set forth on Section 3.21 of the Disclosure Schedule.

Section 3.22.                          Directors and Officers; Bank Accounts.  Section 3.22 of the Disclosure Schedule sets forth a true, correct and complete list of all directors and officers of the Company.  Section 3.22 of the Disclosure Schedule lists all of the bank accounts, safety deposit boxes and lock boxes (designating all authorized signatories with respect thereto) of the Company.

Section 3.23.                          Rule 144.  The Sellers acknowledge that, subject to the Lock-Up Agreements, the shares of Buyer Common Stock representing the Buyer Common Stock Consideration must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  The Sellers are aware of the provisions of Rule 144 promulgated under the Securities Act which permit resale of shares purchased in a private placement, subject to the satisfaction of certain conditions.

Section 3.24.                          Internal Controls.  The Company has implemented and maintains a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP.  As of the date of the Latest Balance Sheet, the Company had no Knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls over financial reporting which would, individually or in the aggregate, have a Material Adverse Effect or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, as to and for himself or itself represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1.                                 Capitalization.   The Seller’s Units are held, beneficially and of record, by such Seller as set forth on Section 4.1 of the Disclosure Schedule, free and clear of any restrictions on transfer and Security Interests.  The Seller is not a party to any option, warrant, purchase right, or other Contract that could require such Seller to sell, transfer, or otherwise dispose of any membership interest or other security of the Company (other than this Agreement).  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Units.  The sale, conveyance, assignment, transfer and delivery of the Units as provided in this Agreement will convey to Buyer good and valid title to such Units, free and clear of any and all Security Interests.

Section 4.2.                                 Authorization of Transaction; Conflicts; Consents of Third Parties.

(a)                                 The Seller has the full and unrestricted legal right, power and authority to enter into this Agreement and the Ancillary Documents to which it or he is a party and to perform its obligations hereunder and thereunder.  The Seller has taken all necessary and appropriate action with respect to the execution and delivery of this Agreement and the performance of its or his obligations hereunder.  This Agreement and the Ancillary Documents to which such Seller is a party have been duly authorized, executed, and delivered by such Seller and constitute the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

(b)                                 The Seller is not required to obtain any consent, authorization, approval, order, license, certificate, or permit of or from, or make any declaration or filing with, or notification to, any Governmental Entity on the part of such Seller in connection with the execution, delivery and performance of this Agreement or the Ancillary Documents to which it or he is a party.

(c)                                  Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will, if the Required Governmental Approvals are obtained, violate or result in a breach in any material respect of any Law to which the Seller is subject.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers and the Company as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1.                                 Organization.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 5.2.                                 Authorization of Transaction.

(a)                                 The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder.  All necessary corporate proceedings of the Buyer have been duly taken to authorize the execution, delivery, and performance by the Buyer of this Agreement and the Ancillary Documents to which it is a party.  This Agreement has been, and each Ancillary Documents to which it is a party will be at or prior to the Closing, executed, and delivered by the Buyer and this Agreement constitutes, and each Ancillary Documents to which it is a party will constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exception.

(b)                                 Except for the Required Governmental Approvals, the Buyer is not required to obtain any consent, authorization, approval, order, license, certificate, or permit of or from, or make any declaration or filing with, any Governmental Entity or other Person for the execution, delivery, and performance of this Agreement by the Buyer.

(c)                                  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will if the Required Governmental Approvals are obtained or made violate or result in a breach of any Law to which the Buyer is subject; violate or result in a breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Buyer; or conflict with, result in a breach of, constitute a default under, result in the acceleration of the rights of any party under, or create in any party the right to terminate, modify, or cancel any material Contract to which the Buyer is a party or by which it is bound or to which any of its assets are subject.

(d)                                 All of the Shares of Buyer Common Stock to be issued pursuant to Sections 2.3(b) and 2.3(c) will be, when issued, duly and validly authorized and issued, fully paid and nonassessable and not issued in violation of any Law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of stockholders.  The Buyer has reserved a sufficient number of shares of Buyer Common Stock in order to fulfill its obligations hereunder.

Section 5.3.                                 Buyer SEC Reports; Financial Statements.

(a)                                 The Buyer has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal years ended December 31, 2014 and 2013 and (B) all other forms, reports, schedules, and other statements required to be filed or furnished by it with the SEC under the Securities Exchange Act or the Securities Act since January 1, 2015 (collectively, the “Buyer SEC Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Buyer SEC Report complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act and any rules and regulations promulgated thereunder applicable to the Buyer SEC Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Buyer SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from any comment letters received by the Buyer from the SEC relating to reports, statements, schedules, registration statements or other filings made by the Buyer with the SEC.

(b)                                 The consolidated financial statements included or incorporated by reference into the Buyer SEC Reports (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Buyer as of such dates and the results of operations, stockholders’ equity, and cash flows of the Buyer for such periods.

(c)                                  The Buyer has implemented and maintains a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that provide reasonable assurance that (a) transactions are executed only in accordance with authorizations of management and directors and (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.  As of December 31, 2014, the Buyer was not aware of (i) any material significant deficiencies or material weaknesses in the design or operation of the Buyer’s internal controls over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s internal controls over financial reporting.

Section 5.4.                                 Debt Financing.  The Buyer has delivered to the Company a complete and correct copy of the executed commitment letter (together with all exhibits, annexes and schedules, if any), dated as of the date hereof, from Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC, PNC Bank, National Association, Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate) and Credit Suisse Securities (USA) LLC (the “Debt Commitment”) to provide, subject only to the terms and conditions expressly set forth therein, debt financing in the aggregate amounts set forth therein (the “Debt Financing”).  As of the date hereof, the Debt Commitment has not been amended or modified, no such amendment or modification is presently contemplated, and the respective obligations and commitments contained in such letter has not been withdrawn or rescinded in any respect.  As of the date hereof, the Debt Commitment is in full force and effect and is the valid, binding and enforceable obligations of the Buyer, subject to the Enforceability Exceptions.  The fee letter(s) (which the Buyer shall not be required to provide or otherwise make available to the Company) do not contain any terms that could adversely affect the conditionality, enforceability, timing, availability, termination or aggregate principal amount of the Debt Financing being made available by the Debt Financing Sources.  The Buyer acknowledges and agrees that its ability to close on its Debt Financing is not a condition to the Closing.

Section 5.5.                                 Litigation.  The Buyer is not (a) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where such injunction, judgment, order, decree, ruling, charge, action, suit, proceeding, hearing, or investigation would not be reasonably likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.6.                                 Brokers’ Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent engaged by the Buyer or its Affiliates with respect to the transactions contemplated by this Agreement, except that the Buyer has employed Morgan Stanley & Co. LLC as its financial advisor and to provide a fairness opinion in connection with the transactions contemplated by this Agreement.

ARTICLE 6

PRE-CLOSING COVENANTS

From the execution of this Agreement until the Closing:

Section 6.1.                                 General.  Without limiting any of the express obligations of the Parties hereunder, each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7) as expeditiously as practicable.

Section 6.2.                                 Notices and Consents.  Each of the Parties will give any notices or make any filings required in connection with, and use its commercially reasonable efforts to obtain, the Required Governmental Approvals and Necessary Consents.  Without limiting the generality of the foregoing:

(a)                                 As promptly as practicable (but in no event more than ten (10) Business Days) after the date of this Agreement, each of the Company and the Buyer will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) under the Hart-Scott-Rodino Act. The Buyer shall pay all filing fees required under the Hart-Scott-Rodino Act.

(b)                                 Each of the Parties will cooperate with the other in obtaining all Required Governmental Approvals and Necessary Consents.  Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer, the Company, the Sellers, nor any of their respective Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest of any of their respective businesses or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses or (iii) to waive any of the conditions set forth in Article 8 of this Agreement.  Notwithstanding anything to the contrary contained herein, neither the Buyer, the Company nor the Sellers shall have any liability for a failure to obtain any Required Governmental Approval or Necessary Consent that satisfies the foregoing requirements as long as the Buyer, the Company or the Sellers, as the case may be, complies with their obligations set forth in this Section 6.2.

Section 6.3.                                 Operation of Business.

(a)                                 Prior to the Closing, except as required in order to comply with the terms of the Agreement or otherwise permitted by this Agreement or required by applicable Law, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, the Company and the Sellers will:

(i)                                     operate the Company in the Ordinary Course of Business; will not engage in, and will not permit the Company to engage in, any practice, take any action, or enter into any transaction which is material to the financial condition of the Company and outside the Ordinary Course of Business;

(ii)                                  use its commercially reasonable efforts to preserve its current business, operations, organization and goodwill in all material respects, including preserving existing relationships with Persons having business with the Company (including clients and carriers);

(iii)                               use its commercially reasonable efforts to continue to employ its key employees in the Ordinary Course of Business and consistent with its past practices;

(iv)                              maintain (A) other than as a result of a force majeure event, all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(v)                                 (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing historically customary procedures and working capital practices and without discounting or accelerating payment of such accounts other than in the Ordinary Course of Business, and (C) comply in all material respects with all Licenses and Contracts; and

(vi)                              comply in all material respects with all applicable Laws, including Environmental Licenses and Environmental Laws.

(b)                                 Except as otherwise expressly provided in this Agreement, contemplated in Section 6.3(b) of the Disclosure Schedule or with the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, the Company and the Sellers shall not:

(i)                                     repurchase, redeem or otherwise acquire any outstanding membership units or other securities of, or other ownership interests in, the Company;

(ii)                                  transfer, issue, sell or dispose of any membership units or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire membership units or other securities of the Company (including any transfer of any of the Units held by the Sellers);

(iii)                               effect any recapitalization, reclassification or like change in the capitalization of the Company;

(iv)                              amend the certificate of formation or operating agreement of the Company;

(v)                                 (A) materially increase the annual level of compensation of any employee of the Company, except for annual increases and merit increases in the Ordinary Course of Business, (B) grant any new bonus or benefit to any employee, director or consultant of the Company, other than such bonuses or benefits for which the Company will not be responsible after the Closing, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement that will be binding on the Company after the Closing, except for any such increase, creation, modification, amendment or termination required by the terms of any such benefit plan or arrangement or applicable Law or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company that will be binding on the Company after the Closing (other than oral employment or consulting agreements terminable without penalty on no more thirty days’ notice);

(vi)                              incur or assume any Company Indebtedness in an amount in excess of $250,000;

(vii)                           permit, allow or suffer to be encumbered by any Security Interest, except for Permitted Liens, any of the properties or assets (whether tangible or intangible) of the Company;

(viii)                        except in the Ordinary Course of Business, acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company;

(ix)                              enter into or agree to enter into any merger or consolidation with, any corporation or other entity, engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(x)                                 cancel or compromise any debt or claim or waive or release any right under any Material Contract of the Company except in the Ordinary Course of Business;

(xi)                              enter into any commitment for capital expenditures of the Company in excess of $150,000 for any individual commitment and $250,000 for all commitments in the aggregate;

(xii)                           introduce any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or terms of sale or distributions of such products; permit the Company to enter into any transaction or to enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business; provided that such Contract, as so modified or renewed, does not result in a material economic change to such Contract and, provided further that any new Contract does not contain terms that are materially different from those contained in similar Contracts existing as of the date of this Agreement;

(xiii)                        except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate of the Company, or any director, officer or employee of the Company;

(xiv)                       make a change in its accounting, methods or policies, except as required by applicable Law;

(xv)                          (A) incur any Taxes outside of the Ordinary Course of Business; (B) change any method of accounting of the Company for Tax purposes; (C) enter into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any Tax or Tax Returns of the Company; (D) surrender a right of the Company to a Tax refund; (E) change an accounting period of the Company with respect to any Tax; (F) file an amended Tax Return; (G) make, change, or revoke any election with respect to Taxes; or (H) extend the applicable statute of limitations with respect to any Taxes

(xvi)                       enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area;

(xvii)                    voluntarily terminate, amend, restate, supplement or waive any rights under any Material Contract and License, other than in the Ordinary Course of Business; provided that any such voluntary termination, amendment, restatement, supplement or waiver does not result in a material economic change to such Material Contract or License;

(xviii)                 with respect to any oral Contract, enter into a written Contract to replace such oral Contract or modify or amend the terms of such oral Contract in any manner that results in a material economic change to such oral Contract; or

(xix)                       agree to do anything prohibited by this Section 6.3(b) or anything which would make any of the representations and warranties of the Sellers in this Agreement or the Ancillary Documents untrue or incorrect in any material respect.

Section 6.4.                                 Access.  The Company and the Sellers will permit the Buyer and its representatives to have reasonable access, at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, books, records (including tax records), Contracts, and documents of, or pertaining to, the Company.  The Company and the Sellers will permit the Buyer and its Representatives with access to key personnel at such reasonable time and upon such reasonable conditions as determined by Sellers’ Representative so as not to disrupt the Company’s business.  The Buyer will treat and hold as such any Confidential Information (as defined in the Confidentiality Agreement) it receives from the Sellers or the Company in the course of the reviews contemplated by this Section 6.4 or otherwise.  No investigation by the Buyer prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers and/or the Company contained in this Agreement or any Ancillary Documents to which any Seller and/or the Company is a party.

Section 6.5.                                 Notice of Developments.

(a)                                 Each Party will, as soon as practicable, advise the other of any fact or occurrence or any pending or threatened occurrence of which any such Party obtains Knowledge and which if existing and known at the date of this Agreement would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Closing) would make the performance by any Party of a covenant contained in this Agreement impossible, or which (if existing and known at the time of the Closing) would cause a condition to any Party’s obligations under this Agreement not to be fully satisfied.

(b)                                 The Company, any Seller or the Sellers’ Representative will, as soon as practicable, advise the Buyer of any fact or occurrence or pending or threatened occurrence of which the Company obtains Knowledge which could result in the termination or cancellation of, or a material adverse modification or change in, the Company’s business relationship with any of the Top Clients or Top Carriers.

Section 6.6.                                 Exclusivity.  The Company and each Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Buyer and its Affiliates and their respective agents and representatives) conducted heretofore with respect to any Acquisition Transaction.  The Company or any of its directors, officers, employees, representatives or agents and the Sellers will not, directly or indirectly, solicit, initiate, facilitate, or knowingly encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any Acquisition Transaction or negotiate or otherwise facilitate, encourage, solicit, initiate or engage in discussions, negotiations or submissions of proposals or offers with any Person with respect to any Acquisition Transaction, enter into any written agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  The Company and the Sellers shall immediately advise the Buyer in writing of the receipt of any written inquiries or proposals or requests for non-public information related to an Acquisition Transaction and shall disclose to the Buyer the material terms of any such proposal or offer.

Section 6.7.                                 Liens; Intercompany Debt.  The Company shall take all necessary actions to cause the termination and release on or prior to the Closing Date of the Security Interests referred to in Sections 3.9(a) and 3.9(d) of the Disclosure Schedule as to be so released.  At or prior to Closing, the Company shall take all such actions reasonably necessary such that the Company shall have no obligation with respect to any accounts payable of the Company to the Sellers or any Affiliate of the Sellers or guarantees or sureties made by the Company in favor of the Sellers or any Affiliate of the Sellers, nor any rights with respect to any accounts receivable of the Company from the Sellers or any Affiliate of the Sellers.  Except as set forth on Schedule 6.7 of the Disclosure Schedule, all agreements and arrangements between the Company, on the one hand, and the Sellers or any of its Affiliates (other than the Company), on the other hand, shall be terminated in their entirety effective as of the Closing by the parties and shall be deemed voided, cancelled and discharged in their entirety and the Sellers shall provide copies of an agreement pursuant to which such agreements and arrangements shall have been terminated effective as of or prior to the Closing and evidence of such terminations to the Buyer at Closing.

Section 6.8.                                 Financing.

(a)                                 Buyer’s Obligations.

(i)                                     The Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing, including using reasonable best efforts to (A) maintain in effect the Debt Commitment, (B) satisfy on a timely basis all conditions applicable to the Buyer obtaining the Debt Financing that are within its control, (C) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment (including any “flex” provisions) and (D) consummate the Debt Financing at or prior to the Closing.  The Buyer shall not agree to or permit any amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Debt Commitment or any definitive agreements related to the Debt Financing (including any and all fee letters), in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), except any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment or any definitive agreements relating thereto, including any and all fee letters, that amends the Debt Financing in a manner that would not reasonably be expected to prevent, delay or impede the consummation of the Debt Financing or the transactions contemplated by this Agreement; and provided that, for the avoidance of doubt, the Buyer may replace and amend the Debt Commitment to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Debt Commitment as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, delay or impede the consummation of the Debt Financing or the transactions contemplated by this Agreement.  Upon any such amendment, replacement, supplement or modification of any of the Debt Commitment in accordance with this Section 6.8(a)(i), the term “Debt Commitment” shall mean the Debt Commitment as so amended, replaced, supplemented or modified in accordance with this Section 6.8(a)(i) and, in the event that the Buyer obtains Alternative Financing in accordance with this Section 6.8(a)(i), the term “Debt Commitment” shall mean the commitment letter or letters (as amended, replaced, supplemented or modified in accordance with this Section 6.8(a)(i)) related to the Alternative Financing.

(ii)                                  In the event all or any portion of the Debt Financing becomes unavailable on terms and conditions substantially in accordance with those described in or contemplated by the Debt Commitment or this Agreement for any reason, the Buyer shall use reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event but no later than the final day of the Extension Period, alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement which would not involve terms that are less favorable in any material respect to the Buyer and which would not contain any provisions which would reasonably be expected to prevent, delay or impede the consummation of the Debt Financing or the transactions contemplated by this Agreement.  For illustrative purposes only, a change in interest rates consistent with market changes shall not be deemed a less favorable term.  In the event that Alternative Financing shall be obtained pursuant to this Section 6.8(a)(ii), the Buyer shall comply with its covenants in Section 6.8(a)(i) with respect to such Alternative Financing.

(iii)                               Nothing herein shall prohibit Buyer from seeking to replace all or a portion of the Debt Financing or any Alternative Financing with proceeds from a public or private offering of equity or debt securities consummated prior to the expiration of the Extension Period (a “Securities Financing”). For purposes of this Agreement, “Extension Period” shall mean an extension of the Closing Date (and if the extension would result in a Closing Date beyond the Termination Date, an extension of the Termination Date) of up to ten (10) Business Days in order to allow the Buyer the opportunity to close its Debt Financing, Alternative Financing or Securities Financing; provided that such Extension Period shall not commence unless the conditions to Closing set forth in Section 8.1 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing).  If the Extension Period has not expired and a Securities Financing has not closed on or prior to May 11, 2015, then the Extension Period shall be deemed to have been tolled as of such date, and the Extension Period shall begin to run again when the Company has delivered the S-X Business Financials in accordance with Section 6.10(a) hereof; provided, however, that in the event the Extension Period is tolled, in no event shall the remaining period following the delivery of the S-X Business Financials be less than two (2) Business Days.

(iv)                              The Buyer shall give the Company prompt written notice of any material breach by any party to the Debt Commitment (or commitments for any Alternative Financing obtained in accordance with this Section 6.8(a)) of which the Buyer becomes aware or any termination of the Debt Commitment (or commitments for any Alternative Financing obtained in accordance with this Section 6.8(a)).  The Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Debt Financing (or Alternative Financing or Securities Financing obtained in accordance with this Section 6.8(a)).

(b)                                 Company Obligations.  Prior to the Closing, the Company shall provide to the Buyer, and shall cause the officers, employees and representatives of the Company to provide to the Buyer, cooperation and information reasonably requested by the Buyer that is necessary or reasonably required in connection with any Debt Financing, Alternative Financing or Securities Financing by the Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement, including the following: (i) using reasonable best efforts to cause the Company’s senior officers and other representatives to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies; (ii) providing direct contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or the Buyer’s or any of its Affiliate’s auditors in connection with the Debt Financing, Alternative Financing or Securities Financing; (iii) providing access to the electronic data room maintained by the Company to the Debt Financing Sources on a confidential basis; (iv) providing monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements within the time such statements are customarily prepared; and (v) using reasonable best efforts to cause the Company’s independent accountants to cooperate with and assist the Buyer in preparing customary and appropriate information packages and offering materials as the parties to the Debt Commitment or other parties participating in the Debt Financing, Alternative Financing or Securities Financing may reasonably request; provided that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company.  The Buyer shall, promptly upon written request by Company, reimburse the Company for all reasonable and documented out-of-pocket costs to the extent such costs are incurred by the Company in connection with such cooperation provided by the Company, its officers, employees and other representatives pursuant to the terms of this Section 6.8(c) or in connection with compliance with its obligations under this Section 6.8(c) and the Buyer shall indemnify and hold harmless the Company and its officers, employees and representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than arising from information provided by the Sellers’ Representative or the Company), except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company or any of their respective representatives.  The Company hereby consents to the use of its logos in connection with the Debt Financing; provided that the Company reasonably approves the manner in which the logos are used and such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and its marks.

Section 6.9.                                 Financial Information.   Subject to the provisions of Section 6.10(a), the Company shall use commercially reasonable efforts to deliver to Buyer (a) within two (2) Business Days after the date hereof, a true and correct copy of the unaudited balance sheet and statement of income of the Company as of, and for the calendar month ended March 31, 2015, without footnotes, prepared consistently with the Company’s accounting policies and procedures, determined in accordance with GAAP (provided that such balance sheet and statement of income shall be subject to normal year-end adjustments), and (b) within 15 days following the end of each calendar month following the date hereof until the Closing Date, a true and correct copy of the unaudited balance sheet and statement of income of the Company as of, and for the calendar month then ended, without footnotes, prepared consistently with the Company’s accounting policies and procedures, determined in accordance with GAAP (provided that such balance sheet and statement of income shall be subject to normal year-end adjustments).

Section 6.10.                          Regulation S-X Compliant Financial Statements.

(a)                                 The Company and the Sellers acknowledge that the Buyer will be required to include audited and interim financial statements of the Company in a Current Report on Form 8-K filed with the SEC pursuant to the Securities Exchange Act and any registration statement filed with the SEC by the Buyer pursuant to the Securities Act.  The Financial Statements are attached as Schedule 3.6(a) to the Disclosure Schedule.  If the Extension Period has not expired and a Securities Financing with aggregate proceeds to the Buyer of at least $300,000,000 has not closed on or prior to May 11, 2015, the Company shall deliver to the Buyer unaudited consolidated balance sheets of the Company as of March 31, 2015 and 2014 and the related condensed consolidated statements of operations, members’ equity and cash flows for the three months ended March 31, 2015 and 2014, including the notes thereto, as soon as reasonably practicable and in no event later than May 22, 2015 (together with the Financial Statements, the “S-X Business Financials”).

(b)                                 The Company and the Sellers’ Representative will cooperate with the Buyer’s reasonable requests in connection with the Buyer’s compliance with applicable Laws with respect to the transactions hereunder, including providing access to the Company’s management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by the Buyer of pro forma financial statements, addressing purchase accounting issues and preparation of any SEC waiver letters.  In addition, the Company and the Sellers’ Representative shall use their commercially reasonable efforts to cause the Company Accountants to cooperate with the Buyer to the extent necessary in connection with this Section 6.10, including to deliver to the Buyer any consent that the Buyer is required to file with the SEC with respect to the S-X Business Financials and the reference to them as “experts” in any filing of the Buyer with the SEC that includes or incorporates by reference the S-X Business Financials and deliver any customary “comfort letter” with respect to any debt and/or equity financing by the Buyer; provided, however, that so long as the Company and the Sellers’ Representative have used their commercially reasonable efforts to cause the Company Accountants to cooperate with the Buyer, the failure of the Company Accountants to deliver the consent shall not relieve Buyer of its obligations to close the transaction contemplated by this Agreement.

ARTICLE 7

POST-CLOSING COVENANTS

Following the Closing:

Section 7.1.                                 General.  Subject to the terms and conditions of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request to carry out the purposes of this Agreement, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 9).

Section 7.2.                                 Non-Solicit and Non-Compete.

(a)                                 (i) For a period of eight (8) years from and after the Closing Date, Paul Loeb shall not, and shall cause his Affiliates not to, and (ii) for a period of five (5) years from and after the Closing Date the Sellers shall not, and shall cause their Affiliates not to, in each case, directly or indirectly, cause, solicit, induce or encourage any employees of the Company who are or become employees of the Buyer or any of its Affiliates and are employees of the Buyer or any of its Affiliates at the time of such causation, solicitation, inducement or encouragement to leave such employment or hire, employ or otherwise engage any such individual who is an employee of the Buyer or any of its Affiliates anywhere in the United States at the time of such hiring, employment or other engagement; provided, however, that this Section 7.2(a) shall not prohibit any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such persons.  Notwithstanding the foregoing, in no event shall Paul Loeb or the Sellers, and Paul Loeb and the Sellers shall cause their Affiliates not to, for a period of five (5) years from the Closing Date, hire, employ or otherwise engage any individual holding the title at the Buyer or any of its Affiliates of “manager” or above, except that such limitation shall not apply with respect to a particular individual to the extent such individual is involuntarily terminated by the Buyer or any of its Affiliates on or after the Closing Date.

(b)                                 For a period of five (5) years from and after the Closing Date, Paul Loeb and the Sellers shall not, and shall cause their Affiliates not to, engage or participate anywhere in the United States in the business of brokerage or third party logistics services in the commercial shipping and freight transportation market (the “Competing Business”); provided that nothing in this Section 7.2(b) shall restrict Paul Loeb or a Seller or his or its Affiliates from owning less than 5% of the voting securities of any Person.

(c)                                  The covenants and undertakings contained in this Section 6.2 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.2 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, the Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.2, in each case without the posting of bond or other security.  The rights and remedies provided by this Section 6.2 are cumulative and in addition to any other rights and remedies which the Buyer may have hereunder or at law or in equity.

Section 7.3.                                 Non-Disparagement.   Neither Paul Loeb nor any Seller shall make any oral or written statement that disparages or places any of the Buyer, the Company or any of their Affiliates in a false or negative light, except in connection with a legal proceeding in which Paul Loeb or such Seller is under oath or responding to a subpoena or is otherwise required by Law to cooperate with a Governmental Entity.  Buyer shall not make any oral or written statement that disparages or places any of Mr. Loeb or the Sellers in a false or negative light, except in connection with legal proceedings in which Buyer is under oath or responding to a subpoena or is otherwise required by Law to cooperate with a Governmental Entity.

Section 7.4.                                 Buyer Board of Directors.   Paul Loeb agrees to serve on the Buyer’s Board of Directors for a minimum of one year from the Closing Date, unless Mr. Loeb is removed for Cause (as defined in the Buyer’s Amended and Restated Bylaws).

Section 7.5.                                 Buyer Common Stock Consideration.

(a)                                 All shares of Buyer Common Stock received by the Sellers from the Buyer as Buyer Common Stock Consideration pursuant to Section 2.3(b) shall be subject to lock-up restrictions for a period of twelve (12) months following the Closing Date pursuant to a lock-up agreement in the form attached as Exhibit F hereto (“Lock-Up Agreement”).

(b)                                 The shares of Buyer Common Stock to be issued to the Sellers from the Buyer as Buyer Common Stock Consideration pursuant to Section 2.3(b) have not been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such law such shares of Buyer Common Stock may be resold without registration under the Securities Act, only in certain limited circumstances.  Each certificate evidencing shares of Buyer Common Stock as Buyer Common Stock Consideration pursuant to Section 2.3(b) shall bear the following legend:

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR SUBJECT TO AN EXEMPTION UNDER THE SECURITIES ACT.  UNTIL               , 2016, THE SECURITIES REFERENCED HEREIN ARE SUBJECT TO A LOCK-UP AGREEMENT BY AND BETWEEN THE HOLDER AND ECHO GLOBAL LOGISTICS, INC. AND MAY ONLY BE TRANSFERRED PURSUANT TO THE PROVISIONS OF SUCH LOCK-UP AGREEMENT.”

Section 7.6.                                 Retention Pool Amount.  All shares of restricted Buyer Common Stock received by the Retention Employees from the Buyer as part of the Retention Pool Amount pursuant to Section 2.3(c) shall be subject to the terms of a restricted stock agreement in the form attached hereto as Exhibit C (the “Restricted Stock Agreement”).

Section 7.7.                                 Cooperation.  In the event the Buyer, Buyer’s Accountants or the SEC has comments or questions on the S-X Business Financials after the Closing, the Sellers’ Representative will assist and cooperate with the Buyer, Buyer’s Accountants or the SEC to resolve any such issues and questions regarding the S-X Business Financials and take such reasonably actions with respect to the S-X Business Financials as are necessary for the Buyer to satisfy its obligations under Regulation S-X.  The Parties hereby agree that the receipt of any comments or questions from the SEC or Buyer’s Accountants or any changes to the S-X Business Financials made in response to such comments or questions shall in no event create any presumption that the covenants set forth in Section 6.10 are breached or not satisfied.

ARTICLE 8

CONDITIONS TO OBLIGATION TO CLOSE

Section 8.1.                                 Conditions to Obligation of the Buyer.  The obligations of the Buyer to consummate the transactions to be performed by it at the Closing are subject to satisfaction of the following conditions:

(a)                                 all representations and warranties of the Company and the Sellers in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company and the Sellers in this Agreement shall be true and correct in all material respects, in each case when made and as of the Closing as though such representations were then made, except for those representations and warranties which are expressly stated to be made solely as of the date of this Agreement or another specified date, which shall be true and correct solely as of the date of this Agreement or such other specified date; provided, however, that the condition set forth in this Section 8.1(a) shall be deemed satisfied solely for purposes of determining the Buyer’s obligation to close the transactions contemplated by this Agreement and not for any other purpose, including modifying or limiting the Buyer’s rights to indemnification under Section 9.1(a), so long as the failure of such representations and warranties to be so true and correct, individually or taken together, would not reasonably be expected to result in a Material Adverse Effect; provided, further, that the representations and warranties of the Company and the Sellers set forth in Section 3.2 and each Seller set forth in Section 4.1 shall be true and correct in all respects without regard to the foregoing Material Adverse Effect qualification;

(b)                                 each of the Company, the Sellers and the Sellers’ Representative shall have performed and complied in all material respects with all of its and his covenants hereunder to be performed or complied with by it or him prior to or at the Closing;

(c)                                  since the date of this Agreement, there shall not have been or occurred any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

(d)                                 the Company shall have delivered to the Buyer a certificate of an executive officer of the Company to the effect that each of the conditions specified in Sections 8.1(a) and 8.1(b) is satisfied in all respects;

(e)                                  no judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Entity shall have been instituted or threatened or claim or demand made against the Sellers or the Company or the Buyer seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the Buyer shall not be entitled to rely on the failure of this condition to be satisfied if such action, suit, proceeding, claim, demand, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award was instituted by the Buyer or an Affiliate of the Buyer;

(f)                                   all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated without the FTC or the Antitrust Division, as applicable, having taken any action which has not been terminated or resolved;

(g)                                  the Required Governmental Approvals (other than pursuant to the Hart-Scott-Rodino Act, which shall be governed by Section 8.1(f)) and the Required Consents shall have been obtained without any material change or condition to the related Contracts and Licenses;

(h)                                 no action shall have been taken by the Sellers’ Representative or any Seller to rescind the Representative Agreement and the Sellers’ Representative and each Seller shall have made all required deliveries to the Buyer pursuant to the Representative Agreement;

(i)                                     no action shall have been taken by Paul Loeb to rescind the Guaranty;

(j)                                    the Buyer shall have received the Indemnity Escrow Agreement duly executed by the Indemnity Escrow Agent and the Sellers’ Representative;

(k)                                 the Sellers shall have delivered to the Buyer assignments of the Units;

(l)                                     each Seller shall have provided the Buyer with a properly executed affidavit of non-foreign status that complies with Section 1445 of the Code;

(m)                             each Seller shall have provided the Buyer with a properly executed IRS Form W-9;

(n)                                 the Company shall have delivered, or caused to be delivered, to the Buyer certificates of good standing as of a recent date with respect to the Company issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation;

(o)                                 the Company shall have delivered to the Buyer a certificate of an executive officer of the Company certifying to true and correct copies of the certificate of formation and the operating agreement of the Company and certifying to a true and correct copy of the resolutions of the Company approving the transactions contemplated by this Agreement and that such resolutions are in full force and effect;

(p)                                 each of John Cameli and Daniel Zamost shall have remained continuously employed by the Company from the date of this Agreement through the Closing and no action shall have been taken by any such individual to rescind any Employment Agreement;

(q)                                 the Buyer shall have received duly executed Restricted Stock Agreements from Retention Employees who will be receiving at least two-thirds (2/3) of the Retention Pool Amount;

(r)                                    the Buyer shall have received the Lease Amendment duly executed by Hoosier Daddy LLC;

(s)                                   the Buyer shall have received a duly executed Lock-Up Agreement from each Seller;

(t)                                    the Company shall have delivered a pay-off letter from each lender of the Company with respect to any Company Indebtedness indicating (i) the aggregate amount owed to such lender as of the Closing and (ii) that, upon payment of such amount, all amounts due and owing such lender by the Company shall be deemed satisfied and paid in full, such lender or creditor shall release all of its Security Interests outstanding on or against the Company, and shall authorize the filing of termination statements pursuant to the Uniform Commercial Code, as amended, or such other documents or endorsements necessary to release of record such Security Interests, in form and substance reasonably satisfactory to the Buyer at the Closing; and

(u)                                 the Company shall have provided the Buyer with evidence reasonably satisfactory to the Buyer of the payment by the Company of each of the bonuses described in Section 8.1(u) of the Disclosure Schedule and the Company shall have provided the Buyer with an acknowledgment from each of the bonus recipients set forth in Section 8.1(u) of the Disclosure Schedule that the applicable bonus has been paid and no obligations with respect to such bonus remain outstanding.

The Buyer may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

Section 8.2.                                 Conditions to Obligation of the Sellers.  The obligations of the Sellers to consummate the transactions to be performed by them at the Closing are subject to satisfaction of the following conditions:

(a)                                 all representations and warranties of the Buyer in this Agreement shall be true and correct in all material respects when made and as of the Closing as though such representations and warranties were then made, except for those representations and warranties which are expressly stated to be made solely as of the date of this Agreement or another specified date, which shall be true and correct in all material respects solely as of the date of this Agreement or such other specified date, as applicable;

(b)                                 the Buyer shall have performed and complied in all material respects with all of its covenants to be performed or complied with by it prior to or at the Closing;

(c)                                  the Buyer shall have delivered to the Sellers’ Representative a certificate of an executive officer of the Buyer to the effect that each of the conditions specified in Sections 8.2(a) and 8.2(b) is satisfied in all respects;

(d)                                 the Sellers’ Representative shall have received the Indemnity Escrow Agreement duly executed by the Indemnity Escrow Agent and the Buyer;

(e)                                  no judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Entity shall have been instituted or threatened or claim or demand made against the Sellers or the Company or the Buyer seeking to restrain or prohibit or obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the Sellers shall not be entitled to rely on the failure of this condition to be satisfied if such action, suit, proceeding, claim, demand, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award was instituted by the Sellers or an Affiliate of the Sellers;

(f)                                   all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated without the FTC or the Antitrust Division, as applicable, having taken any action which has not been terminated or resolved;

(g)                                  the Purchase Price shall have been paid as provided in Section 2.3;

(h)                                 the Sellers’ Representative shall have received the Lease Amendment duly executed by Buyer; and

(i)                                     Mr. Loeb shall have received reasonable assurance that he will be appointed as a member of the Board of Directors of the Buyer effective within five (5) days after the Buyer’s 2015 annual meeting of stockholders; provided that if the Closing occurs subsequent to the Buyer’s 2015 annual meeting of stockholders, Mr. Loeb shall have been appointed as a member of the Board of Directors of the Buyer effective as of the Closing.

The Sellers’ Representative, on behalf of the Sellers, may waive any condition specified in this Section 8.2 if he executes a writing so stating at or prior to the Closing.

ARTICLE 9

INDEMNIFICATION

Section 9.1.                                 The Sellers’ Indemnification Obligations.

(a)                                 Subject to the provisions of this Article 9, after the Closing, the Sellers, severally and not jointly and in accordance with their respective Company Unit Ownership Percentages, agree to defend, reimburse, indemnify, and hold harmless the Buyer Indemnified Parties against and in respect of all Adverse Consequences that may be incurred or suffered by or imposed on any Buyer Indemnified Party that result from, relate to, or arise out of:

(i)                                     any breach of a representation or warranty made by the Company and the Sellers in Article 3 of this Agreement;

(ii)                                  any breach by the Company, the Sellers or the Sellers’ Representative of any of its or his covenants or agreements in this Agreement or any Ancillary Document;

(iii)                               any Indemnified Taxes;

(iv)                              any unpaid Company Indebtedness; and

(v)                                 any unpaid Sellers’ Transaction Expenses.

(b)                                 Subject to the provisions of this Article 9, after the Closing, each Seller agrees to defend, reimburse, indemnify, and hold harmless the Buyer Indemnified Parties against and in respect of all Adverse Consequences that may be incurred or suffered by or imposed on any Buyer Indemnified Party that result from, relate to, or arise out of any breach of a Seller Fundamental Representation made by such Seller.

Section 9.2.                                 The Buyer’s Indemnification Obligations.  Subject to the provisions of this Article 9, after the Closing, the Buyer agrees to defend, reimburse, indemnify, and hold harmless the Seller Indemnified Parties against and in respect of all Adverse Consequences that may be incurred or suffered by or imposed on any Seller Indemnified Party that result from, relate to, or arise out of:

(a)                                 any breach of a representation or warranty made by the Buyer in this Agreement; and

(b)                                 any breach by the Buyer of any of its covenants or agreements in this Agreement or any Ancillary Document.

Section 9.3.                                 Indemnification Procedure.

(a)                                 If, subsequent to the Closing, any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification for or receives notice of the assertion or commencement of any Third Party Claim as to which such Indemnified Party intends to seek indemnification under this Agreement, such Indemnified Party shall give reasonably prompt written notice of such claim to the Party from whom indemnification is to be sought (an “Indemnifying Party”), together with a statement of any available information regarding such claim.  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 15 days after receipt from the Indemnified Party of notice of such claim, by which notice the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim.  If the Indemnifying Party delivers a Defense Notice to the Indemnified Party, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party, all at the expense of the Indemnifying Party.  Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel and participate in the defense of such, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party.  As a condition precedent to the Indemnifying Party’s right to assume control over the defense of a Third Party Claim, (i) it must furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability and (ii) acknowledge its obligation to indemnify the Indemnified Party.  Notwithstanding anything herein to the contrary, the Indemnifying Party shall not have the right to assume control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, which counsel is subject to the approval of the Sellers’ Representative (which consent will not be unreasonably withheld or delayed), if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations unless such allegations are also made against Mr. Loeb or any of the Sellers or (iii) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

(b)                                 If the Indemnifying Party shall fail to give a Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith.  If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the costs and expenses of defending such Third Party Claim upon submission of periodic bills.  If the Indemnifying Party elects to conduct the defense of the subject Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if so requested by the Indemnifying Party to participate or in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation required under the ethical rules governing attorneys; and provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim.

(c)                                  Regardless of which Party defends a Third Party Claim, the other Party shall have the right at its expense to participate in the defense of such Third Party Claim, assisted by counsel of its own choosing.  The Indemnified Party shall not compromise, settle, default on, or admit liability with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and, if the Indemnified Party settles, compromises, defaults on, or admits liability with respect to a Third Party Claim except in compliance with the foregoing, the Indemnified Party will be liable for all costs, expenses, settlement amounts, or other Adverse Consequences paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect thereto.  The Indemnifying Party shall not compromise or settle a Third Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, unless such compromise or settlement includes as a term thereof an unconditional release of the Indemnified Party and such compromise or release does not impose any non-monetary obligations on the Indemnified Party (and all monetary obligations are subject to the indemnification provisions of this Agreement) in which case the consent of the Indemnified Party shall not be required.

(d)                                 After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall deliver to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(e)                                  To the extent that there is an inconsistency between this Section 9.3 and Section 10.5 as it relates to a Tax Claim or a Tax Contest, the provisions of Section 10.5 shall govern.

Section 9.4.                                 Direct Claims.  It is the intent of the Parties that all direct claims by an Indemnified Party against a Party not arising out of Third Party Claims shall be subject to and benefit from the terms of this Article 9.  Any claim under this Article 9 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of thirty (30) days within which to satisfy such Direct

Claim.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article 8.

Section 9.5.                                 Failure to Give Timely Notice.  A failure by an Indemnified Party to give timely, complete, or accurate notice as provided in Section 9.3 or 9.4 shall not affect the rights or obligations of either Party hereunder except to the extent that, as a result of such failure, any Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or damaged as a result of such failure to give timely, complete, and accurate notice.

Section 9.6.                                 Reduction of Adverse Consequences.  The Parties shall use their commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Adverse Consequences (in which case such proceeds shall reduce such Adverse Consequences).  To the extent any Adverse Consequences of an Indemnified Party are reduced by receipt of payment under insurance policies, such payments (net of the expenses of the recovery thereof) shall be credited against such Adverse Consequences and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnified Party shall remit to the Indemnifying Party the amount of such payments (net of the expenses of the recovery thereof) to the extent of indemnification payments received in respect of such Adverse Consequences.

Section 9.7.                                 Limitations on Indemnities.

(a)                                 The Sellers shall not have any liability pursuant to Section 9.1(a)(i) unless and until the aggregate amount of all Adverse Consequences subject to this Section 9.7(a) exceeds the Threshold Amount, and then the Sellers shall have liability for all Adverse Consequences in excess of the Threshold Amount up to an amount equal to the Indemnity Cap Amount; provided that this Section 9.7(a) shall not apply to a breach of any representation or warranty contained in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3(a) (Authorization of Transaction), Section 3.4 (Brokers’ Fees) or Section 3.5 (Subsidiaries) (collectively, the “Company Fundamental Representations”), Section 4.1 (Capitalization) or 4.2(a) (Authorization of Transaction) (collectively, the “Seller Fundamental Representations”) or Section 3.8 (Taxes).

(b)                                 The Buyer shall not have any liability pursuant to Section 9.2(a) unless and until the aggregate amount of all Adverse Consequences subject to this Section 9.7(b) exceeds the Threshold Amount, and then the Buyer shall have liability for all Adverse Consequences in excess of the Threshold Amount up to an amount equal to the Indemnity Cap Amount; provided that this Section 9.7(b) shall not apply to a breach of any representation or warranty contained in Section 5.1 (Organization) or Section 5.2(a) (Authorization of Transaction) (collectively, the “Buyer Fundamental Representations”).

(c)                                  Each Seller’s liability pursuant to Sections 9.1(a)(i) and 9.1(b) shall not exceed the portion of the Purchase Price received by such Seller; provided that this Section 9.7(c) shall not apply in the event of fraud on the part of any of the Sellers.

(d)                                 For purposes of calculating Adverse Consequences hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

Section 9.8.                                 Claims Made Against the Indemnity Escrow Fund.  All claims for indemnification pursuant to this Article 9 shall first be satisfied to the maximum extent possible from the then remaining amount of the Indemnity Escrow Fund.  If, and to the extent, that the Indemnity Escrow Fund has been exhausted (or would be exhausted if one or more pending claims by the Buyer pursuant to Section 9.1 are resolved in favor of the Buyer), then the Buyer may assert a claim for any amount exceeding the Indemnity Escrow Amount directly against the Sellers and the obligations of each Seller with respect thereto shall be several but not joint in nature based on the Company Unit Ownership Percentage of each Seller of the amount of such claim in excess of the Indemnity Escrow Amount.  Notwithstanding the foregoing, with respect to claims for indemnification by the Buyer arising out of breaches of the Seller Fundamental Representations, the Buyer shall not seek recovery against the Indemnity Escrow Fund and shall instead have the right to demand satisfaction of such claimed amount directly from the breaching Seller.

Section 9.9.                                 Survival.

(a)                                 Except as otherwise provided in this Section 9.9, the representations and warranties contained in this Agreement shall expire on, and any claim for indemnification with respect thereto must be brought before, the date that is eighteen (18) months following the Closing Date.

(b)                                 The Company Fundamental Representations, the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing indefinitely.

(c)                                  The Company’s and the Sellers’ representations and warranties contained in Section 3.8 (Taxes) shall expire on, and any claim for indemnification with respect thereto must be brought before, the date that is six (6) months following the expiration of the applicable statute of limitations.

(d)                                 All covenants and agreements contained in this Agreement shall survive the Closing indefinitely.

ARTICLE 10

TAX MATTERS

Section 10.1.                          Apportionment of Taxes.   For purposes of determining the amount of Taxes that relate to a Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date) the parties agree as follows:

(a)                                 In the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the

Straddle Period ending on the Closing Date shall be determined by multiplying the amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(b)                                 In the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) for a Straddle Period, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.”  For purposes of clause (b), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (a) for periodic Taxes.

(c)                                  In the case of all Taxes in the form of interest or penalties that relate to Taxes attributable to any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date), all such Taxes shall be treated as occurring in a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

Section 10.2.                          Cooperation.   With respect to any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date), the Buyer, the Sellers’ Representative and the Sellers shall (and shall cause their respective Affiliates to) (a) assist in the preparation and timely filing of any Tax Return of the Company; (b) assist in any audit or other Proceeding with respect to Taxes or Tax Returns of the Company (whether or not a Tax Contest); (c) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company; (d) provide any information necessary or reasonably requested to allow the Buyer or the Company to comply with any information reporting or withholding requirements contained in applicable Laws; and (e) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

Section 10.3.                          Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the shares in the Company or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid 50% by the Sellers and 50% by the Buyer.

Section 10.4.                          Tax Returns.

(a)                                 The Sellers’ Representative, at the Sellers’ sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all (i) Tax Returns for the Company due on or prior to the Closing Date and (ii) the IRS Form 1065 (and any comparable state and local Tax Returns) of the Company for any taxable periods ending, or deemed to end, on or prior to the Closing Date (the “Flow-Through Returns” and, collectively with the returns in (i), the “Pre-Closing Returns”).  All Pre-Closing Returns shall be prepared in accordance with existing procedures and practices of the Company with respect to the treatment of specific items on the returns, unless otherwise required by applicable Law.  Each Flow-Through Return due after the Closing Date shall be submitted to the Buyer, for the Buyer’s review and comment at least thirty (30) days prior to the due date of such Flow-Through Return and the Sellers’ Representative shall consider in good faith any of the Buyer’s comments.  To the extent required by Law, the Buyer shall cause the Company to file, in the form approved by the Buyer, all Pre-Closing Returns prepared by the Sellers’ Representative and timely delivered to the Buyer in accordance with this Section 10.4(a).

(b)                                 The Buyer shall cause the Company to prepare and timely file all Tax Returns of the Company due after the Closing Date other than Pre-Closing Returns (the “Buyer Prepared Returns”).  To the extent that a Buyer Prepared Return relates to a Straddle Period, such Tax Return shall be prepared in accordance with existing procedures and practices of the Company with respect to the treatment of specific items on such Buyer Prepared Returns, unless otherwise required by applicable Law.  Each Buyer Prepared Return that shows an Indemnified Tax and is not prepared in accordance with existing procedures and practices of the Company shall be submitted to the Sellers’ Representative for the review and comment of the Sellers’ Representative at least ten (10) days prior to the due date of such Tax Return and Buyer shall incorporate any reasonable comments made by Sellers’ Representative to such Buyer Prepared Return.  No failure or delay of the Buyer in providing Buyer Prepared Returns for the review of the Sellers’ Representative shall reduce or otherwise affect the obligations or liabilities of the Sellers pursuant to this Agreement, except to the extent Sellers were actually prejudiced by such failure or delay.

(c)                                  Following the Closing, the Buyer agrees not to cause the Company to amend or modify any Pre-Closing Tax Return without the prior written consent of the Sellers’ Representative if the effect of such amendment or modification could be to increase the Taxes of the Company or Sellers for which Sellers could be liable (including pursuant to this Article 10), unless required to do so by a final determination of an applicable Governmental Entity.

Section 10.5.                          Tax Contests.

(a)                                 If any Governmental Entity issues to the Company (i) a written notice of its intent to audit or conduct another Proceeding with respect to Taxes of the Company for any Pre-Closing Tax Period or Straddle Period or (ii) a written notice of deficiency for Taxes for any Pre-Closing Tax Period or Straddle Period (a “Tax Claim”), the Buyer or the Company shall notify the Sellers’ Representative of its receipt of such communication from the Governmental Entity within thirty (30) days of receipt.  No failure or delay of the Buyer or the Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Sellers pursuant to this Agreement, except to the extent the Sellers are actually prejudiced by such failure or delay.  The Company shall control any audit or other Proceeding in respect of any Taxes of the Company (a “Tax Contest”); provided, however, if the Tax Contest relates to a Flow-Through Return of the Company, the Sellers’ Representative shall have the right to assume control of such Tax Contest if within ten (10) days of receiving notice of the Tax Contest, the Sellers’ Representative notifies the Buyer of its intent to take control of such Tax Contest.

(b)                                 If the Sellers’ Representative does not control a Tax Contest for a Pre-Closing Tax Period, (i) the Company shall control such Tax Contest in good faith; (ii) the

Sellers’ Representative shall have the right, at the sole cost and expense of the Sellers, to participate in such Tax Contest; (iii) the Buyer and the Company shall keep the Sellers’ Representative reasonably informed regarding the status of such Tax Contest; and (iv) the Buyer shall not allow the Company to settle, resolve, or abandon such Tax Contest if it would result in the Sellers paying any Taxes hereunder without the prior written consent of the Sellers’ Representative (which shall not be unreasonably withheld, delayed or conditioned).

(c)                                  If the Sellers’ Representative controls a Tax Contest pursuant to Section 10.5(a), (i) the Sellers’ Representative shall control such Tax Contest diligently and in good faith; (ii) the Sellers shall bear all costs and expenses in connection with such Tax Contest; (iii) the Sellers’ Representative shall keep the Buyer reasonably informed regarding the status of such Tax Contest; (iv) the Buyer shall have the right to participate, or cause the Company to participate, in such Tax Contest; and (v) the Sellers’ Representative shall not, without the Buyer’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), settle, resolve or abandon (or allow the Company to settle, resolve or abandon) the Tax Contest (or any portion thereof).  If Buyer fails to consent to any proposed settlement, the Buyer shall be responsible for all costs and expenses, including fees and expenses of Sellers’ counsel, and any Taxes incurred by the Company or the Sellers in excess of the proposed settlement amount.

Section 10.6.                          Purchase Price Allocation.  For income Tax purposes, the parties agree that, in accordance with IRS Revenue Ruling 99-6 (Situation 2), the Buyer shall be treated as acquiring the assets of the Company (the “Purchased Assets”) , and the Sellers shall be treated as selling their respective interests in the Company to the Buyer.  Within sixty (60) days after the determination of Final Closing Net Working Capital, the Buyer shall deliver to the Sellers’ Representative a schedule allocating the Purchase Price and applicable covenants in Section 10.2 (and any assumed liabilities of the Company) among the Purchased Assets for income Tax purposes in accordance with the applicable provisions of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation Schedule”).  If the Sellers’ Representative disputes any amounts as shown on the Purchase Price Allocation Schedule, Sellers’ Representative shall deliver to Buyer within thirty (30) days after receipt of the Purchase Price Allocation Schedule a notice (the “Allocation Schedule Dispute Notice”) setting forth the Sellers’ Representative’s calculation of the Purchase Price Allocation Schedule and components thereof and describing in reasonable detail the basis for the determination of such different amount.  If the Seller’s Representative does not deliver an Allocation Schedule Dispute Notice to Buyer within such thirty (30) day period, then the Allocation Notice provided by Buyer and the components thereof shall be deemed to be the final Purchase Price Allocation Schedule.  Buyer and the Sellers’ Representative shall use commercially reasonable efforts to resolve any differences and if they are unable to resolve such differences within thirty (30) days after Buyer’s receipt of the Allocation Schedule Dispute Notice, then the Unaffiliated Firm shall make the final determination of the allocation, but only taking into account the positions of the parties.  The Buyer and each Seller shall report, act, and file all Tax Returns and information reports consistently with the Purchase Price Allocation Schedule (as appropriately adjusted) and shall not take any position during the course of any audit or other Proceeding that is inconsistent with the Purchase Price Allocation Schedule, unless required to do so by applicable Law or a final determination of an applicable Governmental Entity.  The Buyer and the Seller shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect adjustments to the Purchase Price.

ARTICLE 11

TERMINATION

Section 11.1.                          Termination of Agreement.  This Agreement may, by written notice given prior to or at the Closing, be terminated as follows:

(a)                                 by the Sellers’ Representative:

(i)                                     if the Buyer breaches any of its representations, warranties, covenants or agreements contained herein such that the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach is incapable of being cured by the Termination Date; provided that the Sellers’ Representative shall have given the Buyer at least 30 days’ written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 11.1(a)(i); and provided further that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(a)(i) if the Company, any Seller or the Sellers’ Representative is then in material breach of any of its or his covenants or agreements contained in this Agreement; or

(ii)                                  (x) if all of the conditions to Closing set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied if the Closing Date were the date of such termination), (y) the Company has irrevocably certified by written notice to the Buyer that all conditions in Section 8.2 have been waived or satisfied (other than those conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied if the Closing Date were the date of such termination) and that the Sellers are prepared to consummate the Closing and (z) the Buyer has failed to consummate the Closing within two (2) Business Days following the later of (i) the delivery of such notice; and (ii) the final day of the Extension Period; provided that such conditions to Closing set forth in Section 7.1 and Section 7.2 remain satisfied and such irrevocable certification remains in full force and effect at the close of business on such third (3rd) Business Day;

(b)                                 by the Buyer if the Company, any Seller or the Sellers’ Representative breaches any of its or his representations, warranties, covenants or agreements contained herein such that the conditions to Closing set forth in Section 8.1(a), Section 8.1(b) or Section 8.1(c) would not be satisfied and such breach is incapable of being cured by the Termination Date; provided that the Buyer shall have given the Sellers’ Representative at least 30 days written notice prior to such termination stating the Buyer’s intention to terminate this Agreement pursuant to this Section 11.1(b); and provided further that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.1(b) if the Buyer is then in material breach of any of its covenants or agreements contained in this Agreement;

(c)                                  by mutual consent of the Buyer and the Company;

(d)                                 by either the Buyer or the Company if the Closing has not occurred on or before July 20, 2015, subject to extension pursuant to Section 6.8(a)(iii) (the “Termination Date”); provided that a Party may not terminate this Agreement pursuant to this Section 11.1(d) if any action of such Party or the failure of such Party (including, for purposes of the Company, any action or failure of any Seller or the Sellers’ Representative) to perform any of its or his obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; or

(e)                                  by the Company or the Buyer if there shall be in effect a final nonappealable order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 11.2.                          Effect of Termination.

(a)                                 Upon any termination of this Agreement pursuant to Section 11.1, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the Parties hereto; provided that the provisions of this Article 11, the second sentence of Section 5.4, Article 12 and the Confidentiality Agreement shall survive such termination.  If this Agreement is terminated as provided herein, none of the Parties hereto shall have any further obligation or liability to the other Parties hereto, except as set forth in the preceding sentence, the following sentence and Section 11.2(b). Notwithstanding anything to the contrary contained herein, except with respect to a Financing Termination, each of the parties shall be entitled to any remedy to which such party may be entitled at law or in equity for the violation or breach by any other party of any agreement, covenant, representation or warranty contained in this Agreement, and if any party shall bring an action to enforce this Agreement, the prevailing or successful party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in such action.

(b)                                 Reverse Termination Fee.

(i)                                     In the event that this Agreement is terminated by the Company pursuant to Section 11.1(a)(ii) as a result of a Financing Termination, then the Buyer shall pay $25,200,000 (the “Reverse Termination Fee”) to the Company as promptly as reasonably practicable (and, in any event, within five (5) Business Days following such termination) by wire transfer of same day funds.  In no event shall the Company be entitled to the Reverse Termination Fee on more than one occasion.  The Parties agree that the Reverse Termination Fee is a liquidated damage and not a penalty and the payment of the Reverse Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.

(ii)                                  The Company’s right to receive payment of the Reverse Termination Fee from the Buyer shall be the sole and exclusive remedy of the Company, the Sellers, the Sellers’ Representative and their Affiliates against the Buyer, the Debt Financing Sources or any of the Buyer’s or any Debt Financing Source’s former, current or future directors, officers, employees, agents, stockholders, representatives, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, representative, Affiliate or assignee of any of the foregoing for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform under this Agreement or otherwise and, upon payment of such amount, none of the Buyer, the Debt Financing Sources or their respective Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided that nothing in this Section 11.2(b)(ii) shall limit the right of the Company (x) to bring or maintain any claim, action or proceeding for injunction, specific performance or other equitable relief to the extent provided in Section 12.9, unless the Company has terminated the Agreement pursuant to Section 11.1(a)(ii) and the Reverse Termination Fee has been paid in accordance with Section 11.3(b)(i), or (y) to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of a breach of the Confidentiality Agreement.

(iii)                               In the event that this Agreement is terminated by the Company pursuant to Section 11.1(a)(ii) for any reason other than a Financing Termination, then in lieu of any other remedies available to Sellers, Sellers may elect to be paid the Reverse Termination Fee by providing notice in writing to Buyer within five (5) business days of such termination of its election to receive the Reverse Termination Fee.  If Sellers so elect, Sellers waive any and all other rights and remedies which Sellers may have as a result of the Buyer’s default under this Agreement.

(c)                                  In the event that this Agreement is terminated by the Company pursuant to Section 11.1(a)(ii), each of the Parties acknowledges that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement.  In the event that the Buyer shall fail to pay the Reverse Termination Fee when due, the Buyer shall reimburse the Company for all reasonable costs and expenses actually incurred by the Company (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime rate in effect on the date such payment was required to be made (as reported in the Wall Street Journal) plus 5%, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

ARTICLE 12

MISCELLANEOUS

Section 12.1.                          Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer or the Company, as applicable, which approval shall not be unreasonably withheld or delayed; provided, however, that (a) immediately following the execution hereof, the Buyer and the Company will jointly issue a press release announcing their entry into this Agreement and (b) any Party may make any public disclosure it believes in good faith is required by applicable Law, the SEC or any listing or trading agreement or the rules and regulations of any securities exchange or automated securities quotation system concerning its publicly-traded securities (in which case the disclosing Party will, to the extent permitted by applicable Law, the SEC or any such listing or trading agreement, rules or regulations, use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).

Section 12.2.                          No Third-Party Beneficiaries.  Except as specifically provided in Section 11.2(b)(ii) and Section 12.8(c) of this Agreement (with respect to which each Debt Financing Source shall be a third-party beneficiary) shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 12.3.                          Entire Agreement.  This Agreement, the Schedules and Exhibits hereto and the Disclosure Schedule, the Ancillary Documents, the Confidentiality Agreement and all documents and certificates to be delivered pursuant hereto collectively constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any prior negotiations, understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 12.4.                          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers’ Representative.  Notwithstanding the foregoing, the Buyer may, without the approval of any other Party to this Agreement, but with prior notice to the Sellers’ Representative, assign this Agreement and any or all rights, interests or obligations hereunder (including the Buyer’s rights to purchase the Units and the Buyer’s rights to seek indemnification hereunder) to any Affiliate of the Buyer and may make a collateral assignment of this Agreement to any Person from which it has borrowed money.  If the Buyer assigns this Agreement or any of its rights, interests or obligations hereunder, the Buyer shall remain liable to Sellers and the Company for all of the Buyer’s obligations pursuant to this Agreement.  Upon any such permitted assignment, the references in this Agreement to the Buyer shall refer to such assignee unless the context otherwise requires.

Section 12.5.                          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission and in a PDF transmitted by electronic mail) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 12.6.                          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.7.                          Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent: (a) by registered or certified mail, return receipt requested, postage prepaid, (b) by facsimile or e-mail, (c) by personal delivery, or (d) by commercial delivery service, and, in each case, addressed to the intended recipient as set forth below:

If to the Company prior to the Closing:

Command Transportation, LLC

7500 Frontage Road

Skokie, Illinois 60077

Attention:   Paul Loeb, President

Facsimile: (773) 685-1585

Email:  ploeb@commandtransportation.com

Copy to:

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, Illinois 60606-1615

Attention:   Steven L. DeGraff

Facsimile: (312) 521-2100

Email:  sdegraff@muchshelist.com

If to any Seller or the Sellers’ Representative:

Paul Loeb

2345 Egandale Road

Highland Park, Illinois 60035

Copy to:

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, Illinois 60606-1615

Attention:   Steven L. DeGraff

Facsimile: (312) 521-2100

Email:  sdegraff@muchshelist.com

If to the Buyer:

Echo Global Logistics, Inc.

600 West Chicago Avenue, Suite 725

Chicago, Illinois 60654

Attention:  Douglas R. Waggoner, Chief Executive Officer

Facsimile:  (312) 784-7729

Email: doug@echo.com

Copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601-9703

Attention:   Steven J. Gavin

Matthew F. Bergmann

Facsimile: (312) 558-5700

Email:	SGavin@winston.com
MBergman@winston.com

Such notice shall be deemed received for purposes of this Agreement on the date of delivery as set forth in the return receipt or records of the delivery service in the case of notice sent by registered or certified mail or by commercial delivery service, respectively, the date of personal delivery in the case of notice sent by personal delivery or the date of delivery in the case of notice sent by facsimile or e-mail.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 12.8.                          Governing Law; Forum Selection; Consent to Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

(b)                                 ANY LITIGATION IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS OF THE BUYER, THE COMPANY, THE SELLERS OR THE SELLERS’ REPRESENTATIVE WILL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF ILLINOIS.  EACH OF THE BUYER, THE COMPANY, THE SELLERS AND THE SELLERS’ REPRESENTATIVE HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.  EACH OF THE BUYER, THE COMPANY, THE SELLERS AND THE SELLERS’ REPRESENTATIVE FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR OUTSIDE THE STATE OF ILLINOIS. EACH OF THE BUYER, THE COMPANY, THE SELLERS AND THE SELLERS’ REPRESENTATIVE HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE BUYER, THE COMPANY, THE SELLERS OR THE SELLERS’ REPRESENTATIVE HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THEN EACH OF THE BUYER, THE COMPANY, THE SELLERS

AND THE SELLERS’ REPRESENTATIVE HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF THIS AGREEMENT.

(c)                                  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE PARTIES HERETO EXPRESSLY AGREE (I) THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENTS, ARRANGERS OR LENDERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT COMMITMENT, AND THE PARTIES TO ANY JOINDER AGREEMENTS, INDENTURES OR CREDIT AGREEMENTS ENTERED PURSUANT THERETO OR RELATING THERETO, TOGETHER WITH THEIR RESPECTIVE AFFILIATES INVOLVED IN ANY SUCH DEBT FINANCING, AND THEIR AND THEIR AFFILIATES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES INVOLVED IN ANY SUCH DEBT FINANCING AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “DEBT FINANCING SOURCES”) ARISING OUT OF, OR RELATING TO, THE DEBT COMMITMENT IN ANY FORUM OTHER THAN ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, (II) TO WAIVE AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION AND (III) THAT ANY SUCH ACTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.  NONE OF THE DEBT FINANCING SOURCES WILL HAVE ANY DIRECT LIABILITY TO THE COMPANY OR ANY SELLER RELATING TO OR ARISING OUT OF THE DEBT FINANCING, WHETHER AT LAW, OR EQUITY, IN CONTRACT, IN TORT OR OTHERWISE, AND THE COMPANY OR THE SELLERS’ REPRESENTATIVE, ON BEHALF OF THE SELLERS, WILL NOT HAVE ANY DIRECT RIGHTS OR CLAIMS AGAINST ANY OF THE DEBT FINANCING SOURCES UNDER THE DEBT COMMITMENT.  IN NO EVENT SHALL THE COMPANY OR THE SELLERS’ REPRESENTATIVE, ON BEHALF OF THE SELLERS, BE ENTITLED TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE OF THIS AGREEMENT AGAINST THE DEBT FINANCING SOURCES; PROVIDED THAT NOTHING HEREIN TO THE CONTRARY SHALL PROHIBIT (I) THE BUYER FROM ENFORCING ITS RIGHTS DIRECTLY AGAINST THE DEBT FINANCING SOURCES UNDER THE DEBT COMMITMENT OR CAUSING THE DEBT FINANCING SOURCES TO FUND (INCLUDING BY SEEKING SPECIFIC PERFORMANCE THEREUNDER) AND (II) THE COMPANY OR THE SELLERS’S REPRESENTATIVE, ON BEHALF OF THE SELLERS, FROM SEEKING SPECIFIC PERFORMANCE PURSUANT TO SECTION 12.9 TO CAUSE THE BUYER TO COMPLY WITH SECTION 6.8 (FINANCING).

Section 12.9.                          Specific Performance.

(a)                                 The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law.  Accordingly, the Parties agree that, subject to Section 11.3(b) and Section 12.9(b), each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

(b)                                 Notwithstanding the foregoing (or anything to the contrary in this Agreement), it is explicitly agreed that the Company shall be entitled to seek specific performance (or other equitable relief) to cause the Buyer to consummate the transactions contemplated by this Agreement (including to effect the Closing in accordance with Section 2.4), in each case on the terms and subject to the conditions set forth in this Agreement, only in the event that (i) the Buyer is required to complete the Closing pursuant to Section 2.4, (ii) the Debt Financing has been funded or will be funded at the Closing, and (iii) the Buyer fails to complete the Closing pursuant to Section 2.4.

Section 12.10.                   Reliance.

(i)                                     A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction from all of the Sellers signatory to this Agreement and the Representative Agreement and shall be final, binding and conclusive upon each of the Sellers.  The Buyer shall be fully protected in dealing with the Sellers’ Representative under this Agreement and may rely upon the authority of the Sellers’ Representative to act as the agent of the Sellers and the Buyer shall have no liability whatsoever to the Sellers for any action or omission of the Buyer, taken in reliance on the authority of the Sellers’ Representative.  Without limiting the generality of the foregoing, any payment by the Buyer to the Sellers’ Representative to the extent authorized under this Agreement shall be considered a payment by the Buyer to the Sellers, and any consent, waiver and amendment, modification or other action of the Sellers’ Representative under this Agreement shall be considered the consent, waiver, amendment, modification or other action of all the Sellers, as applicable.  The appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason.  This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.  In furtherance of the foregoing, any reference herein to a power of the Sellers under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Sellers’ Representative.

(ii)                                  The Sellers’ Representative may retain a portion of the Purchase Price in the amount of $100,000 in cash as a reserve against the payment of expenses incurred in his capacity as Sellers’ Representative (the “Sellers’ Representative Fund”).  Upon final distribution of funds from the Indemnity Escrow Fund, the Sellers’ Representative will distribute the amount remaining in the Sellers’ Representative Fund in accordance with the provisions of the Representative Agreement.

Section 12.11.                   Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers’ Representative; provided that any amendment of Section 11.2(b)(ii), Section 12.2, Section 12.8(c) or this Section 12.11 shall require the prior written consent of the Financing Sources.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

Section 12.12.                   Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid or unenforceable, the Buyer and the Sellers’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 12.13.                   Expenses.  Except as otherwise provided herein, each of the Buyer, the Company, the Sellers and the Sellers’ Representative will bear its or his own costs and expenses (including legal fees and expenses and transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 12.14.                   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.15.                   Miscellaneous.  In the event that any restricted Buyer Common Stock does not vest upon the terms set forth in the Restricted Stock Agreements and the Buyer does not allocate any such restricted Buyer Common Stock to any remaining Retention Employees on a pro rata basis among such remaining Retention Employees, the Buyer shall, promptly after receipt of a request from the Sellers’ Representative, deliver to the Sellers’ Representative, by wire transfer of immediately available funds to an account or accounts specified by the Sellers’ Representative for distribution to the Sellers in accordance with their respective Company Unit Ownership Percentages or as set forth on the Sellers’ Allocation Schedule, an amount equal to the product of (a) the number of shares of any such restricted Buyer Common Stock, multiplied by (b) the volume weighted average price of the Buyer Common Stock on the NASDAQ Global Market for the twenty (20) trading days ending on the third trading day prior to the Closing Date.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

ECHO GLOBAL LOGISTICS, INC.

By:	/s/ David B. Menzel
Name: David B. Menzel
Title: President & Chief Operating Officer

COMMAND TRANSPORTATION, LLC

By:	/s/ Paul Loeb
Name: Paul Loeb
Title: Manager

JODI SUE LOEB FAMILY TRUST U/A/D OCTOBER 28, 1999

By:	/s/ Paul Loeb
Name: Paul Loeb
Title: Trustee

/s/ John Cameli
JOHN CAMELI

/s/ Daniel Zamost
DANIEL ZAMOST

/s/ Paul Loeb
PAUL LOEB, in his capacity as Sellers’ Representative

/s/ Paul Loeb
PAUL LOEB, in his individual capacity and solely with respect to Sections 7.2, 7.3 and 7.4 of this Agreement